Exhibit 10.1

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

Oaktree Capital I, L.P.

Dated as of July 1, 2024

THE PARTNERSHIP UNITS OF OAKTREE CAPITAL I, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. SUCH UNITS MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents
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Exhibits
Exhibit A: Overriding Principles
Exhibit B: Illustrative Examples – ExchangeCo Notes Distributions
Exhibit C: Illustrative Examples – Class P Common Units and Class P Preferred Units Distributions
Exhibit D: Unit Designation With Respect To The Series A Preferred Mirror Units
Exhibit E: Unit Designation With Respect To The Series B Preferred Mirror Units

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SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
OAKTREE CAPITAL I, L.P.
This SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Oaktree Capital I, L.P., a Delaware limited partnership (the “Partnership”), is dated as of July 1, 2024 (such time, the “Effective Date”), by and among Brookfield OCM Holdings II, LLC (f/k/a OCM Holdings I, LLC, a Delaware limited liability company, as the sole general partner of the Partnership prior to the Effective Date and as a limited partner of the Partnership from and after the Effective Date (“Brookfield OCM Holdings”), Oaktree Capital I GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership from and after the Effective Date, the other limited partners of the Partnership (in their capacity as such, the “Limited Partners”) and Brookfield Oaktree Holdings, LLC (f/k/a Oaktree Capital Group, LLC), a Delaware limited liability company (“BOH”), for the sole purpose of approving and consenting to the replacement of the General Partner in accordance with Section 8.07(a) and Section 11.17 of the Fifth Amended Agreement and making related changes thereto.
WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time (the “Act”), by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware and the execution of the Limited Partnership Agreement of the Partnership dated as of May 11, 2007 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended and restated in its entirety by an Amended and Restated Limited Partnership Agreement (the “First Amended Agreement”) dated as of May 25, 2007;
WHEREAS, the First Amended Agreement was amended and restated in its entirety by a Second Amended and Restated Limited Partnership Agreement (the “Second Amended Agreement”) dated as of May 17, 2018;
WHEREAS, the Second Amended Agreement was amended and restated in its entirety by a Third Amended and Restated Limited Partnership Agreement (the “Third Amended Agreement”) dated as of September 30, 2019 and effective as of October 1, 2019;
WHEREAS, the Third Amended Agreement was amended and restated in its entirety by a Fourth Amended and Restated Limited Partnership Agreement (the “Fourth Amended Agreement”) dated as of April 7, 2022;
WHEREAS, on November 30, 2022, Brookfield US Holdings Inc., a corporation incorporated under the laws of the Province of Ontario (“BUSHI”), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), Oaktree Equity Plan, L.P., a

Delaware limited partnership (“OEP”), BOH (as defined above), Oaktree Capital Holdings, LLC (f/k/a Atlas OCM Holdings, LLC), a Delaware limited liability company (“OCH”), and the other entities party thereto, entered into that certain Globe Restructuring Agreement, pursuant to which the parties thereto consummated an internal reorganization;
WHEREAS, the Fourth Amended Agreement was amended and restated in its entirety by a Fifth Amended and Restated Limited Partnership Agreement (the “Fifth Amended Agreement”) dated as of March 20, 2023; and
WHEREAS, the undersigned parties desire to enter into this Sixth Amended and Restated Limited Partnership Agreement of the Partnership to amend, restate and replace the Fifth Amended Agreement in its entirety, for the purpose of replacing the General Partner in accordance with Section 8.07 and Section 11.17 of the Fifth Amended Agreement and making related changes thereto.
NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Fourth Amended Agreement in its entirety to read as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01    Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
“Act” has the meaning set forth in the recitals to this Agreement.
“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (a) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (b) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person in question; provided that no Investment Fund or Portfolio Company shall be an “Affiliate” of any of (a) the Partnership or any Subsidiary thereof, (b) any Partner or any Affiliate of such Partner, or (c) Brookfield or any of Brookfield’s Subsidiaries. Notwithstanding anything to the contrary herein, (i) none of OCGH, OEP, the Partnership, the Partnership’s Subsidiaries nor any Oaktree Operating

Group Member shall be deemed to be an Affiliate of the Brookfield Member, Brookfield or any of Brookfield’s Subsidiaries, other than, following the expiration of the Initial Period, each of the Partnership, the Partnership’s Subsidiaries and the Oaktree Operating Group Members shall be deemed to be Affiliates of the Brookfield Member, Brookfield and Brookfield’s Subsidiaries, and (ii) the Parent Fiduciary Entities (as defined in the BOH Operating Agreement) shall not be deemed to be Affiliates of the Brookfield Member, OCGH, OEP, the Partnership, any Partnership Subsidiary or any Oaktree Operating Group Member.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Applicable Charge” has the meaning set forth in Section 4.07.
“Applicable Percentage” has the meaning set forth in Section 4.04.
“Assignee” has the meaning set forth in Section 8.06.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in Los Angeles, California or New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.
“Atlas” means Atlas Top LLC, a Delaware limited liability company, or any successor thereof designated by Brookfield.
“Atlas Note” has the meaning set forth in the Exchange Agreement.
“Atlas Notes Issuer” means Atlas.
“Available Cash” means, with respect to any fiscal period, the portion of Adjusted Distributable Earnings (as defined in the Cash Distribution Policy) that is determined to be attributable to the Partnership, which determination shall, in the event any ExchangeCo Notes are then outstanding, be made in good faith by BOH.
“Base Amount” has the meaning set forth in Section 4.02(a)(i).
“Base Value” means, with respect to the Units held by OEP, an amount equal to the product of (i) a dollar amount to be mutually agreed upon in writing among the Brookfield Member, OEP and the General Partner, multiplied by (ii) the number of Units held by OEP as of the date of determination; provided, that, the aggregate sum of the Base Value and each amount equal to the “Base Value” (or similar term) as set forth in the governing agreement of each Other OpCo shall equal $67.41.
“Beneficially Own” has the meaning set forth in the BOH Operating Agreement.

“Board of Directors” means the board of directors of BOH, including any committee thereof appointed pursuant to Section 6.13 of the BOH Operating Agreement.
“BOH” has the meaning set forth in the recitals to this Agreement.
“BOH Indemnified Person” has the meaning of “Indemnified Person” in the BOH Operating Agreement.
“BOH Operating Agreement” means that certain Seventh Amended and Restated Operating Agreement of BOH, dated as of March 15, 2024, as the same has been or may be amended, supplemented or restated from time to time.
“Brookfield” means Brookfield Corporation (formerly known as Brookfield Asset Management Inc.), a corporation incorporated under the laws of the Province of Ontario, or Brookfield Asset Management Ltd., a corporation incorporated under the laws of the Province of British Columbia, or both, as the context requires.
“Brookfield LP” means any Limited Partner who holds Brookfield-Owned Units. As of the Effective Date, the sole Brookfield LP is Brookfield OCM Holdings.
“Brookfield Member” means Brookfield Corporate Treasury Ltd., a corporation incorporated under the laws of the Province of Ontario, and any successors thereto.
“Brookfield OCM Holdings” has the meaning set forth in the preamble of this Agreement.
“Brookfield-Owned Other OpCo Units” means the partnership (or equivalent) units of the Other OpCos, that are directly or indirectly owned by Brookfield.
“Brookfield-Owned Units” has the meaning set forth in Section 7.04(b).
“Brookfield Tax/TPE Amounts” has the meaning set forth in Section 4.02(b).
“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03.
“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.
“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section

1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a partnership interest is relinquished to the Partnership; or (d) any other date specified in the United States Treasury Regulations; provided however that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.
“Cash Distribution Policy” has the meaning set forth in the BOH Operating Agreement.
“Certificate” has the meaning set forth in the recitals to this Agreement.
“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.
“Class A Unit” means a Unit (as defined in the BOH Operating Agreement) of BOH that is a common unit designated as a “Class A Unit” pursuant to the terms of the BOH Operating Agreement.
“Class P Common Unit” means a Unit of the Partnership with an interest in the profits of the Partnership, as more fully described in Section 4.07.
“Class P Preferred Unit” means a Unit of the Partnership with an interest in the Applicable Charge, as more fully described in Section 4.07.
“Class P Preferred Units Liquidation Amount” has the meaning set forth in Section 9.03(a)(ii).
“Closing Cash Amount” has the meaning set forth in Section 4.03(c).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Common Unit” means a Unit of the Partnership, other than (i) any Class P Common Unit, (ii) any Class P Preferred Unit and (iii) any other Unit that has been designated as a separate Class from the Common Units.
“Consent Rights” has the meaning set forth in the BOH Operating Agreement.
“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a partner receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax” in Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi)(b), and shall be interpreted consistently therewith.
“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.
“Dissolution Event” has the meaning set forth in Section 9.02.
“Effective Date” has the meaning set forth in the preamble of this Agreement.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means that certain Fifth Amended and Restated Exchange Agreement, dated as of May 14, 2024, by and among Atlas Top LLC, OCH, BOH, Brookfield OCM Holdings, Oaktree New Holdings, LLC, Oaktree AIF Holdings II, LLC, Oaktree Holdings, Ltd., OCGH, ExchangeCo and the other parties thereto from time to time, as the same has been or may be amended, supplemented or restated from time to time.
“ExchangeCo” means OCGH ExchangeCo, L.P., a Delaware limited partnership.
“ExchangeCo Note” has the meaning set forth in the Exchange Agreement.
“ExchangeCo Note Issuer” has the meaning set forth in Section 4.02.
“ExchangeCo Note Purchase Agreement” has the meaning set forth in the Exchange Agreement.
“Exchange Transaction” means (i) any disposition of Units by OCGH or any other holder thereof to any person pursuant to the terms of the Exchange Agreement or

(ii) any disposition of Units by OEP or any other holder thereof to any person pursuant to the terms of the OEP Exchange Agreement, as the context requires.
“First Amended Agreement” has the meaning set forth in the recitals to this Agreement.
“Fifth Amended Agreement” has the meaning set forth in the recitals to this Agreement.
“Fiscal Year” means any twelve-month period commencing on January 1 and ending on December 31.
“Fourth Amended Agreement” has the meaning set forth in the recitals to this Agreement.
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.
“General Partner” means the general partner of the Partnership and includes any successor general partner admitted to the Partnership in accordance with the terms of this Agreement. Immediately prior to the Effective Date, Brookfield OCM Holdings was the General Partner. From and after the Effective Date, the General Partner is Oaktree Capital I GP, LLC.
“Governmental Entity” means any legislature, court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.
“Group Expenses” has the meaning set forth in the Cash Distribution Policy.
“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.
“Indemnified Person” means (a) any Person who is or was a Partner, Officer, or Partnership Representative (together with any “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) (or any similar or comparable provisions of state or local Law)) of the Partnership, (b) any Person who is or was an officer, director, member, manager, partner, Partnership Representative (together with any “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) (or any similar or comparable provisions of state or local Law)), agent, fiduciary or trustee of any Subsidiary of the Partnership or any Affiliate thereof, (c) any Person who is or was serving at the request of the Partnership or an Affiliate as an officer, director, member, manager, partner, Partnership Representative, agent, fiduciary or trustee of another Person (including any Subsidiary); provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (d) any Person the Partners mutually designate as an “Indemnified Person” for purposes of this Agreement.
“Indemnitor Member” has the meaning set forth in Section 10.01(u).
“Initial Period” has the meaning set forth in the BOH Operating Agreement.
“Intermediate Subsidiary” means each Subsidiary of Atlas, OCH or BOH that is within the chain of ownership between any of Atlas, OCH or BOH, as applicable, and any Oaktree Operating Group Member. For the avoidance of doubt, Intermediate Subsidiaries exclude the Oaktree Operating Group Members, the Subsidiaries of any Oaktree Operating Group Member, Atlas FinCo Inc. and Atlas SubCo LLC.
“Investment Fund” has the meaning set forth in the BOH Operating Agreement.
“JAMS” has the meaning set forth in Section 11.13
“Law” means any federal, state, local, non-U.S. or other law (including common law), statute, code, ordinance, rule or regulation or other requirement enacted, promulgated, issued, entered or put into effect by a Governmental Entity.
“Limited Partner” has the meaning set forth in the preamble to this Agreement and includes any other Person admitted to the Partnership as a Limited Partner in accordance with the terms of this Agreement. As of the Effective Date, the sole Limited Partners are (a) OCGH, (b) OEP and (c) Brookfield OCM Holdings.
“Liquidation Agent” has the meaning set forth in Section 9.03.
“Merger” has the meaning set forth in Section 4.04.
“Merger Agreement” has the meaning set forth Section 4.04.
“Merger Closing Date” has the meaning assigned to the term “Closing Date” in the Merger Agreement.
“Miscellaneous Amounts” has the meaning set forth in Section 4.02(a)(i).
“Net Taxable Income” has the meaning set forth in Section 4.01(b).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Note” has the meaning set forth in Section 4.02(b).

“Notes Issuer” means, as applicable, the Atlas Notes Issuer or an ExchangeCo Notes Issuer.
“Oaktree Business” has the meaning set forth in the BOH Operating Agreement.
“Oaktree Director” has the meaning set forth in the BOH Operating Agreement.
“Oaktree Operating Group” means, collectively, the entities (a) in or over which (i) each of OCGH, OEP and either BOH or Atlas (or any successor thereof) have an economic interest and (ii) OCH or BOH has Control and (b) through which the Oaktree Business is conducted or the Oaktree Strategy is pursued.  For the avoidance of doubt, each of the following entities are part of the Oaktree Operating Group as of the Effective Date: the Partnership, Oaktree Capital II, L.P. (including each series thereof), Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P., Oaktree AIF Investments, L.P., each a Delaware limited partnership, Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and any other Subsidiary of BOH, Atlas or OCH (whether now existing or hereafter formed) that is designated part of the Oaktree Operating Group by the Board of Directors (with, prior to the expiration of the Initial Period, the prior written consent of the Brookfield Member and, after the Initial Period and for so long as OCGH has the right to appoint an Oaktree Director, the prior written consent of OCGH, in each case, not to be unreasonably withheld, delayed or conditioned).  For the further avoidance of doubt, unless the Board of Directors (with, prior to the expiration of the Initial Period, the prior written consent of the Brookfield Member and, after the Initial Period and for so long as OCGH has the right to appoint an Oaktree Director, the prior written consent of OCGH, in each case, not to be unreasonably withheld, delayed or conditioned) determines otherwise, none of Oaktree Capital II New Fund Splitter L.P., a Delaware limited partnership, Atlas Capital II LLC, a Delaware limited liability company, Oaktree New Holdings, LLC, a Delaware limited liability company, OCH, BOH, Brookfield OCM Holdings, Oaktree AIF Holdings II, LLC, a Delaware limited liability company, Atlas Holdings II, LLC, a Delaware limited liability company, Atlas SubCo Holdings LLC, a Delaware limited liability company, Brookfield OCM Holdings, LLC (f/k/a Oaktree Holdings, LLC), a Delaware limited liability company, or Oaktree Holdings, Ltd., a Cayman Islands exempted limited liability company, shall be included in the Oaktree Operating Group.
“Oaktree Operating Group Member” means any partnership or other entity that is a part of the Oaktree Operating Group.
“Oaktree Operating Group Unit” means (i) the aggregate of one common unit in each of the Oaktree Operating Group Members, representing a common equity interest in each such entity and (ii) the aggregate of one Class P Common Unit (and similar unit of the other Oaktree Operating Group Members) in each of the Oaktree Operating Group Members, representing a common equity interest in each such entity, but subject to the Applicable Charge (or similar charge with respect to the other Oaktree Operating Group Members).

“Oaktree Strategy” has the meaning set forth in the BOH Operating Agreement.
“OCGH” has the meaning set forth in the recitals to this Agreement.
“OCGH/OEP Indemnitee” means (i) the OCGH general partner and any of (a) the current and former direct and indirect members of the general partner of OCGH, (b) the current and former principals, officers, directors, employees and executive committee members of the general partner of OCGH, (c) the current and former officers of OCGH, and (d) the current and former limited partners of OCGH, in each case, solely in their respective capacities as such and (ii) the OEP general partner and any of (a) the current and former direct and indirect members of the general partner of OEP, (b) the current and former principals, officers, directors, employees and executive committee members of the general partner of OEP, (c) the current and former officers of OEP, and (d) the current and former limited partners of OEP, in each case, solely in their respective capacities as such.
“OCGH Units” means the limited partnership units of OCGH.
“OCGH-Owned Units” has the meaning set forth in Section 7.04(a).
“OCH” has the meaning set forth in the recitals to this Agreement.
“OCH Indemnified Person” has the meaning of “Indemnified Person” in the OCH Operating Agreement.
“OCH Operating Agreement” means that certain Fourth Amended and Restated Operating Agreement of OCH, dated as of March 15, 2024, as the same has been or may be amended, supplemented or restated from time to time.
“OEP” has the meaning set forth in the recitals to this Agreement.
“OEP Exchange Agreement” means the Exchange Agreement, dated as of April 7, 2022, by and among OEP, BOH and the other parties thereto (as it may be amended, modified, supplemented or restated from time to time).
“OEP Units” means the limited partnership units of OEP.
“OEP-Owned Units” has the meaning set forth in Section 7.04(c).
“Officers” has the meaning set forth in Section 3.04(a).
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Other OpCo Applicable Charge” means, with respect to an Other OpCo, the “Applicable Charge” (or similar term) as defined in the governing agreement of such Other OpCo.

“Other OpCo Class P Preferred Units Liquidation Amount” means, with respect to an Other OpCo, the “Class P Preferred Units Liquidation Amount” (or similar term) as defined in the governing agreement of such Other OpCo.
“Other OpCo Special Distribution Rights” means, with respect to any Special Distribution Right, the equivalent special distribution rights carved out from the partnership units of the Other OpCos, pursuant to provisions in the limited partnership agreements of the Other OpCos that are similar to Section 4.02(a), as part of the Notes transactions that created such Special Distribution Right.
“Other OpCos” means all of the entities that are part of the Oaktree Operating Group (other than the Partnership).
“Partner” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partnership” has the meaning set forth in the preamble of this Agreement.
“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” has the meaning set forth in Section 5.08(a).
“Partnership Tax Audit” has the meaning set forth in Section 5.08(b).
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.
“Periodic Yield” has the meaning set forth in Section 4.02(a)(i).
“Permitted OCGH Issuances” has the meaning set forth in Section 7.04(a).
“Portfolio Company” has the meaning set forth in the BOH Operating Agreement.
“Preferred Units” has the meaning set forth in the BOH Operating Agreement.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
“Reference Number of Units” has the meaning set forth in the BOH Operating Agreement.
“Second Amended Agreement” has the meaning set forth in the recitals to this Agreement.
“Series A Preferred Mirror Units” has the meaning set forth in Section 7.01.
“Series B Preferred Mirror Units” has the meaning set forth in Section 7.01.
“Similar Law” means any state, local, non-U.S. or other laws or regulations that would cause the underlying assets of the Partnership to be treated as assets of an investing entity by virtue of its investment (or any beneficial interest) in the Partnership and thereby subject the Partnership, the General Partner or, OCGH or OEP (or other Persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title 1 of ERISA or Section 4975 of the Code.
“Special Distribution Right” has the meaning set forth in Section 4.02(a)(i).

“Subsidiary” has the meaning set forth in the BOH Operating Agreement.
“Tax Advances” has the meaning set forth in Section 5.07.
“Tax Amount” has the meaning set forth in Section 4.01(b).
“Tax Distributions” has the meaning set forth in Section 4.01(b).
“Tax Indemnity” has the meaning set forth in Section 4.04.
“Third Amended Agreement” has the meaning set forth in the recitals to this Agreement.
“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units (other than Class P Preferred Units) then owned by such Partner by the number of Units (other than Class P Preferred Units) then owned by all Partners.
“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including the exchange of any Unit for any other security and any transfer that is part of an Exchange Transaction.
“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unit” means a unit issued by the Partnership and authorized in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.
ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS
SECTION 2.01    Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May 11, 2007 of the Certificate as provided in the recitals of this Agreement and the execution of the Original Agreement. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.
SECTION 2.02    Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Oaktree Capital I, L.P.
SECTION 2.03    Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.
SECTION 2.04    Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select.
SECTION 2.05    Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.
SECTION 2.06    Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act, subject to the overriding principles set forth on Exhibit A hereto, which the Partnership shall abide by and comply with, and which the Partnership shall cause its Subsidiaries to abide by and comply with, in all respects at all times.
SECTION 2.07    Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including the ownership and operation of the assets contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06. Notwithstanding the foregoing, the Partnership shall not, nor shall the Partnership permit any of its Subsidiaries to, take any action that requires the consent of OCGH, Brookfield or the Brookfield Member under the BOH Operating Agreement or under this Agreement, in each case, without such consent of OCGH, Brookfield and the Brookfield Member, as applicable, in accordance with the terms of the foregoing agreements.
SECTION 2.08    Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. A Person may be admitted from time to time as a new Partner in accordance with Article VIII; provided that each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.
SECTION 2.09    Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII; provided that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.07.
ARTICLE III

MANAGEMENT
SECTION 3.01    General Partner.
(a)    Subject to the limitations set forth in this Agreement, including the final sentence of Section 2.07, the business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.
(b)    Without limiting the foregoing provisions of this Section 3.01, but subject to the limitations set forth in this Agreement (including the final sentence of Section 2.07), the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including the following powers:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    to develop and prepare a business plan each year;
(iv)    the negotiation, execution and performance of any contracts, deeds, leases, licenses, conveyances, instruments of transfer or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership), or authorization of the foregoing;
(v)    to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
(vi)    the employment, retention, selection and dismissal of officers, employees, agents, outside attorneys, accountants, advisors, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring, and the creation and operation of employee benefit plans, employee programs and employee practices;
(vii)    to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and
(viii)    to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.
SECTION 3.02    Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.
SECTION 3.03    Expenses. The Partnership shall bear or reimburse the General Partner for any expenses incurred by the General Partner in connection with serving as the general partner of the Partnership.
SECTION 3.04    Officers. (a) The General Partner shall have the power and authority to appoint such officers with such titles, authority and duties as determined by the General Partner. Such Persons so designated by the General Partner shall be referred to as “Officers”. The Officers shall have the titles, power, authority and duties as determined by the General Partner. No Officer, in its capacity as such, shall be considered a general partner of the Partnership by agreement, estoppel or as a result of the performance of its duties hereunder or otherwise.
(b)    Each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, disability, resignation or removal. Any number of offices may be held by the same Person.
(c)    Any Officer may resign at any time upon written notice to the Partnership. Any Officer, agent or employee of the Partnership may be removed by the General Partner with or without cause at any time. The General Partner may delegate the power of removal as to Officers, agents and employees who have not been appointed by the General Partner. Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer, agent or employee of the Partnership shall not of itself create contract rights.
(d)    The General Partner may from time to time delegate the powers or duties of any Officer to any other Officers or agents, notwithstanding any provision hereof.
(e)    Unless otherwise directed by the General Partner, subject to the terms of this Agreement, the Chief Executive Officer or any other Officer of the Partnership shall have power to vote and otherwise act on behalf of the Partnership, in person or by proxy, at any meeting of Partners of or with respect to any action of equity holders of any other entity in which the Partnership may hold securities and otherwise to exercise any and all rights and powers which the Partnership may possess by reason of its ownership of securities in such other entities.

(f)    Except as otherwise expressly provided in this Agreement or required by the Act, (i) the duties and obligations owed to the Partnership by the Officers and the General Partner shall be the duty of care and duty of loyalty owed to a corporation organized under the DGCL by its officers and directors, respectively, and (ii) the duty of care and duty of loyalty owed to the Partners by the Officers and General Partner shall be the same as the duty of care and duty of loyalty owed to the stockholders of a corporation under the DGCL by its officers and directors, respectively.
(g)    The General Partner shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the duly authorized Officers.
SECTION 3.05    Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, the Limited Partners shall have no right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner. For the avoidance of doubt, nothing in this Section 3.05 shall limit, in any way, the requirement to, at all times, comply with the final sentence of Section 2.07.
SECTION 3.06    Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a ratification in writing.
SECTION 3.07    Brookfield-Owned Units. No action taken by any Brookfield LP in such holder’s capacity as a Limited Partner with respect to its Brookfield-Owned Units, including any Transfer of, or vote or consent in respect of, such Brookfield-Owned Units by such Brookfield LP, shall be valid unless such action has been previously approved in writing by the Brookfield Member. In addition, all notices, information, requests for consent and similar distributions made to Brookfield LPs in respect of Brookfield-Owned Units shall simultaneously be sent directly to the Brookfield Member by the Partnership, in accordance with the notice provisions in the BOH Operating Agreement. In the event any Person who is the General Partner holds any Brookfield-Owned Units, such Brookfield-Owned Units shall be deemed to be held by such Person solely in its capacity as a Limited Partner (and thus as a Brookfield LP) and not in its capacity as the General Partner.
ARTICLE IV

DISTRIBUTIONS
SECTION 4.01    Distributions.
(a)    Subject to Sections 4.02, 4.03, 4.04 and 4.07, distributions of Available Cash shall be made in accordance with the Cash Distribution Policy, pro rata in accordance with the Partners’ respective Total Percentage Interests. For the avoidance of doubt, (i) the portion of any such distributions made in respect of Brookfield-Owned Units shall be further apportioned and distributed pursuant to the priorities set forth in Section 4.02(b), (ii) the General Partner, in its capacity as such, shall not participate in any distributions and (iii) the Class P Preferred Units shall not participate in any distributions, other than with respect to the Applicable Charge.
(b)    In addition to the distributions of Available Cash contemplated by Section 4.01(a), but subject to Sections 4.02, 4.03, 4.04 and 4.07, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), and that distributions of Available Cash in accordance with the Cash Distribution Policy for such Fiscal Year and other distributions made by the Partnership for such Fiscal Year would otherwise be insufficient to cover the income tax liabilities of the Partners arising from such taxable income, then the General Partner shall cause the Partnership to distribute additional cash (if any and determined after taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner reasonably determines to be necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations, in each case determined in a manner consistent with the Cash Distribution Policy) in respect of income tax liabilities (the “Tax Distributions”), pro rata in accordance with the Partners’ respective Total Percentage Interests. The Tax Distributions payable with respect to a period shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V for such period, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit to a Partner under Section 743(b) of the Code will be ignored. To the extent required to be made, the Partnership shall make Tax Distributions quarterly based on the expected, estimated taxable income of the Partnership for the relevant quarter as reasonably determined by the General Partner, and within 90 days after the end of the Fiscal Year with respect to a Fiscal Year. For the avoidance of doubt, the portion of any Tax Distribution in respect of Brookfield-Owned Units (excluding any Class P Preferred Units, which for the avoidance of doubt are not entitled to Tax

Distributions) shall be further apportioned and distributed pursuant to the priorities set forth in Section 4.02(b).
(c)    In addition to the distributions contemplated by Sections 4.01(a), 4.01(b) and 4.07, the Partnership may, with the prior written approval of all of the Partners, make additional distributions as mutually agreed by all of the Partners, pro rata in accordance with the Partners’ respective Total Percentage Interests. For the avoidance of doubt, the portion of any such distribution in respect of Brookfield-Owned Units (excluding any Class P Preferred Units, which for the avoidance of doubt are excluded from the calculation of Total Percentage Interests) shall be further apportioned and distributed pursuant to the priorities set forth in Section 4.02(b).
SECTION 4.02    Distributions Relating to Notes.
(a)    In connection with the issuance of ExchangeCo Notes by certain wholly-owned subsidiaries of ExchangeCo (each such subsidiary, an “ExchangeCo Note Issuer”) in exchange for the contribution of Units to such ExchangeCo Notes Issuer and in connection with the other transactions contemplated by the ExchangeCo Note Purchase Agreements, the Partnership, the Brookfield Member and each Partner agree as follows, and each shall take all actions necessary to effectuate the same:
(i)    For each such ExchangeCo Note, there will be carved out from the rights of the Brookfield-Owned Units to receive distributions from the Partnership, the economic right (the “Special Distribution Right”) to receive solely from amounts otherwise distributable to Brookfield LPs in respect of Brookfield-Owned Units, a cumulative amount (when added to all distributions in respect of Other OpCo Special Distribution Rights related to such Special Distribution Right that are directly or indirectly owned by Brookfield) equal to the sum of (A) a base amount that is equal to the outstanding principal amount of such ExchangeCo Note (the “Base Amount”), which Base Amount will be due no later than the maturity of such ExchangeCo Note, (B) a periodic yield on the outstanding portion of such Base Amount that accrues at the same rate as the interest rate on such ExchangeCo Note (the “Periodic Yield”) and (C) such additional amounts (if any) as are sufficient to satisfy all other obligations under such ExchangeCo Note and the ExchangeCo Note Documents as defined in the applicable ExchangeCo Note Purchase Agreement, such Special Distribution Right, and all related Other OpCo Special Distribution Rights (such additional amounts, the “Miscellaneous Amounts”), including administrative expenses and enforcement costs. For the avoidance of doubt, the Special Distribution Right will not increase or change the amount distributable in respect of any Brookfield-Owned Unit, or decrease or change the amount distributable in respect of any OCGH-Owned Unit or any OEP-Owned Unit, or otherwise change the pari passu, pro rata nature of Units; instead, it will operate to apportion amounts otherwise distributable to Brookfield LPs in respect of Brookfield-Owned Units to the holder of such Special Distribution Right.

(ii)    The Special Distribution Right with respect to an ExchangeCo Note will be held by, and exist for the benefit of, the ExchangeCo Note Issuer for such ExchangeCo Note.
(iii)    As a condition to holding the Special Distribution Right for an ExchangeCo Note, the Units received by the ExchangeCo Note Issuer (through ExchangeCo) from OCGH in connection with such ExchangeCo Note Issuer’s issuance of such ExchangeCo Note will be cancelled. Simultaneously, in exchange for the Brookfield LPs bearing the economic burden of such Special Distribution Right, the Partnership will issue to the Brookfield LPs the same number and type of Units as are so cancelled. For the avoidance of doubt, such cancellation and issuance will not result in any net change to the number and type of Units outstanding; instead, they will result in a net increase to Brookfield-Owned Units that exactly offsets the net decrease in OCGH-Owned Units from OCGH’s contribution of Units to ExchangeCo (and ExchangeCo’s subsequent contribution of such Units to the ExchangeCo Note Issuer) in connection with the issuance of the applicable ExchangeCo Note.
(iv)    In connection with any distribution in respect of the Units, each ExchangeCo Note Issuer will be entitled to an amount to be distributed in respect of each Special Distribution Right held by such ExchangeCo Note Issuer; provided that such amount (A) will not be less than the sum of (x) all accrued and unpaid Periodic Yield for such Special Distribution Right, (y) all outstanding Miscellaneous Amounts for such Special Distribution Right and (z) any unpaid Base Amount and (B) will not be more than, when added to (x) all previous distributions in respect of such Special Distribution Right and (y) all previous distributions by Other OpCos in respect of Other OpCo Special Distribution Rights that are related to such Special Distribution Right, the cumulative economic entitlement represented by such Special Distribution Right and such related Other OpCo Special Distribution Rights, in each case as determined by the ExchangeCo Note Issuer and notified to the Partnership. Notwithstanding the foregoing, the cumulative distributions by the Partnership to the applicable Notes Issuer prior to the maturity (whether stated or accelerated) of the ExchangeCo Note with respect to its Special Distribution Right shall not exceed all Periodic Yield, all Miscellaneous Amounts and 90% of the Base Amount thereof, in each case, attributable to the Special Distribution Right of the Partnership.
(v)    Upon payment in full of an ExchangeCo Note and all other obligations under the “ExchangeCo Note Documents” as defined in the applicable ExchangeCo Note Purchase Agreement, the Special Distribution Right for such ExchangeCo Note will be cancelled.
(b)    In the event any ExchangeCo Note or Atlas Note (each, a “Note”) is outstanding, then amounts distributable pursuant to Section 4.01 or 9.03 in respect of Brookfield-Owned Units (including any Special Distribution Rights carved out therefrom) shall be apportioned and distributed as between the Brookfield LPs and the ExchangeCo Note Issuers in the following order of priority:
(i)    first, to the Brookfield LPs until the Brookfield LPs have received cumulative distributions pursuant to this Section 4.02(b)(i) equal to its cumulative Brookfield Tax/TPE Amounts;
(ii)    second, to the Brookfield LPs, on the one hand, and each ExchangeCo Note Issuer, on the other hand, pro rata in proportion to the respective amounts receivable by them under this Section 4.02(b)(ii), until, (A) in the case of the Brookfield LPs, the Brookfield LPs have received an aggregate amount, when combined with all related distributions by the Other OpCos in respect of the Brookfield-Owned Other OpCo Units (excluding distributions in respect of Special Distribution Rights and Other OpCo Special Distribution Rights), equal to all accrued and unpaid interest and other amounts then owing (but excluding outstanding principal) in respect of all outstanding Atlas Notes, and (B) in the case of an ExchangeCo Note Issuer, such ExchangeCo Note Issuer has received an aggregate amount, when combined with all related distributions by the Other OpCos in respect of related Other OpCo Special Distribution Rights, equal to all accrued and unpaid Periodic Yield and all Miscellaneous Amounts then owing in respect of such ExchangeCo Note Issuer’s Special Distribution Rights and related Other OpCo Special Distribution Rights;
(iii)     third, in the event any outstanding principal under any Note is then due, (A) in the case such Note is an Atlas Note, to the Brookfield LPs until the Brookfield LPs have received an aggregate amount, when combined with all related distributions by the Other OpCos in respect of the Brookfield-Owned Other OpCo Units (excluding distributions in respect of Special Distribution Rights and Other OpCo Special Distribution Rights), equal to such outstanding principal, and (B) in the case such Note is an ExchangeCo Note, to the ExchangeCo Note Issuer for such ExchangeCo Note until such ExchangeCo Note Issuer has received an aggregate amount, when combined with all related distributions by the Other OpCos in respect of related Other OpCo Special Distribution Rights, equal to the outstanding Base Amount for the Special Distribution Right for such ExchangeCo Note; provided that, (x) in the event the outstanding principal under more than one Note is then due, distributions under this Section 4.02(b)(iii) shall be made in chronological order of the maturity date of such Notes starting with the earliest maturity date, and (y) in the event two or more Notes have the same maturity date, distributions under this Section 4.02(b)(iii) in respect of such Notes with the same maturity date shall be made pro rata in proportion to the respective amounts receivable in respect of such Notes under this Section 4.02(b)(iii); and
(iv)    thereafter, in the event of any remaining outstanding principal under any Note (regardless of whether such outstanding principal is then due), (A)

in the case such Note is an Atlas Note, to the Brookfield LPs until the Brookfield LPs have received an aggregate amount, when combined with all related distributions by the Other OpCos in respect of the Brookfield-Owned Other OpCo Units (excluding distributions in respect of Other OpCo Special Distribution Rights), equal to such remaining outstanding principal, and (B) in the case such Note is an ExchangeCo Note, to the ExchangeCo Note Issuer for such ExchangeCo Note until such ExchangeCo Note Issuer has received an aggregate amount, when combined with all related distributions by the Other OpCos in respect of related Other OpCo Special Distribution Rights, necessary to reduce the remaining outstanding Base Amount for the Special Distribution Right for such ExchangeCo Note to 10% of its original Base Amount; provided that, (x) in the event there is more than one Note with remaining outstanding principal or remaining outstanding Base Amount, distributions under this Section 4.02(b)(iv) shall be made in chronological order of the maturity date of such Notes starting with the earliest maturity date, and (y) in the event any such Notes have the same maturity date, distributions under this Section 4.02(b)(iv) in respect of such Notes with the same maturity date shall be made pro rata in proportion to the respective amounts receivable in respect of such Notes under this Section 4.02(b)(iv).
“Brookfield Tax/TPE Amounts” means the aggregate taxes and unaffiliated third-party expenses (i.e., bona fide out-of-pocket expenses directly incurred and paid to Persons who are unaffiliated with the Brookfield Member and its Affiliates) that are payable and actually paid by the Brookfield Member or any of its direct or indirect Affiliates in connection with their ownership or sale or disposition of the Brookfield-Owned Units (but excluding any Class P Preferred Units). The Brookfield Member shall provide the Partnership and OCGH with an officer’s certificate from time to time certifying as to the amount and type of the Brookfield Tax/TPE Amounts with respect to which distributions are to be made pursuant to Section 4.02(b)(i). The Brookfield Member shall provide OCGH with such information about the Brookfield Tax/TPE Amounts as reasonably requested by OCGH for purposes of verifying the amount and nature of Brookfield Tax/TPE Amounts. For purposes of calculating Brookfield Tax/TPE Amounts, any net operating losses and similar tax attributes utilized shall be treated as attributable to the ownership or sale or disposition of the Brookfield-Owned Units, on the one hand, and the Brookfield Member’s or any of its direct or indirect partners’ other activities, on the other hand, in proportion to the gross taxable income attributable to each.
(c)    In the event of any direct or indirect sale or other disposition of any Brookfield-Owned Unit other than to an unaffiliated third party, the Brookfield Member shall cause all proceeds from such sale or other disposition to be applied pursuant to Section 4.02(b) (including in the priorities and proportions contemplated thereunder) mutatis mutandis, as if such proceeds were distributions governed by Section 4.02(b), in each case, to the extent such payment would be required to be made pursuant to Section 7.3(a) of the Note Purchase Agreement governing the Atlas Notes or the corresponding section of the ExchangeCo Note Purchase Agreement.
(d)    The Brookfield LPs and the Brookfield Member shall cause all amounts apportioned and distributed pursuant to Section 4.02(b) in respect of any Atlas Note to be used by the Atlas Note Issuer solely to satisfy the corresponding Atlas Note obligations with respect to which such amounts were calculated. The Partnership shall take such actions as are, (i) reasonably requested by the Brookfield Member during the Initial Period, and (ii) reasonably requested by OCGH after the Initial Period, to facilitate such satisfaction of such obligations, including by delivering such amounts directly to the Atlas Note Issuer on behalf of the Brookfield LPs or to the holder of any Atlas Note as payment on behalf of such Atlas Note Issuer.
(e)    OCGH shall cause all amounts apportioned and distributed pursuant to Section 4.02(b) in respect of the Special Distribution Right for any ExchangeCo Note to be used by the applicable ExchangeCo Note Issuer solely to satisfy the corresponding ExchangeCo Note obligations with respect to which such amounts were calculated. The Partnership shall take such actions as are reasonably requested by OCGH or the Brookfield Member to facilitate such satisfaction of such obligations, including by delivering such amounts directly to the holder of any ExchangeCo Note as payment on behalf of the applicable ExchangeCo Note Issuer.
(f)    OCGH shall provide the Brookfield Member with good faith estimates, based upon reasonably available information to OCGH at the time, of current tax basis information with respect to the Special Distribution Rights held indirectly (through the ExchangeCo Note Issuers) by ExchangeCo (with respect to each series thereof) (i) promptly upon the request of the Brookfield Member, (ii) on a quarterly basis, no later than 15 days prior to any quarterly distribution, and (iii) reasonably prior to (A) any contributions or other distributions (including deemed contributions and distributions pursuant to Section 752 of the Code) indirectly (through the ExchangeCo Note Issuers) by or to ExchangeCo and (B) the realization of any extraordinary item of income, gain, loss or deduction of the Partnership.
(g)    Set forth on Exhibit B hereto are illustrative examples of distributions in accordance with this Section 4.02.
SECTION 4.03    Certain Special Distributions.
(a)    [Reserved]
(b)    In the event BOH has indemnification and advancement obligations to BOH Indemnified Persons under the BOH Operating Agreement and such obligations are not satisfied by the Partnership, the Other OpCos or Persons other than BOH, the Partnership shall make special distributions as are necessary to the Brookfield LPs, who, in turn, shall make further distributions of the same amount to BOH for use by BOH solely for purposes of satisfying such obligations. In the event BOH subsequently receives funds from other sources (including any reimbursement under insurance policies, recovery against third parties, or otherwise) such that such distribution (or any portion thereof) would have been unnecessary had BOH received such funds prior to the time of such distribution, the Brookfield LPs and the Brookfield Member shall promptly cause BOH to return such distribution (or such portion thereof) to the Partnership.
(c)    In the event that OCH, BOH, Atlas, or any Intermediate Subsidiary has expense obligations that constitute Group Expenses (as defined in the Cash Distribution Policy), and such obligations are not satisfied directly by the Partnership or the other OpCos, the Partnership shall make special distributions as are necessary to the Brookfield LPs, who, in turn, shall make further distributions of the same amount to OCH, BOH, Atlas or such Intermediate Subsidiary for use by OCH, BOH, Atlas or such Intermediate Subsidiary solely for purposes of satisfying such obligations; provided that special distributions pursuant to this Section 4.03(c) shall be made only to the extent the cumulative amount of Group Expenses that are actually paid by OCH, BOH, Atlas and the Intermediate Subsidiaries exceed the Closing Cash Amount (it being understood that such special distributions shall be only for such excess); provided, further, that, for purposes of determining the Group Expenses actually paid, any routine fees, costs or expenses incurred in connection with the existence and operation of the Intermediate Subsidiaries shall be included in the calculation thereof, irrespective of whether such fees, costs or expenses constitute “Group Expenses”. “Closing Cash Amount” means the aggregate value of the unrestricted cash and cash equivalents held by OCH, BOH and the Intermediate Subsidiaries immediately prior to the closing of the Merger. For the avoidance of doubt, the Closing Cash Amount excludes cash and cash equivalents (if any) contributed or paid by Brookfield and its Affiliates. Upon request, OCH, BOH, Atlas, or such Intermediate Subsidiary, as applicable, shall provide OCGH with reasonable supporting materials regarding such Group Expenses, including a certification from an officer of OCH, BOH, Atlas, or such Intermediate Subsidiary, as applicable, that such information is complete and accurate in all material respects.
(d)    For the avoidance of doubt, any special distribution made pursuant to Section 4.03(a), 4.03(b) or 4.03(c) shall be in addition to, and shall not count towards determining the amounts distributable to the Brookfield LPs pursuant to Section 4.01, and no corresponding distribution shall be made to OCGH, OEP or the other holders of Oaktree Operating Group Units.
SECTION 4.04    Tax Indemnity. To the extent not reserved for on the consolidated balance sheet of BOH as of the Merger Closing Date, OCGH shall indemnify Brookfield and its Affiliates for the Applicable Percentage of any taxes (other than payroll taxes and other employee-related taxes), including interest and penalties, of the Oaktree Operating Group Member and their Subsidiaries for taxable periods (or portions thereof) ending on or before the Merger Closing Date (the “Tax Indemnity”). Any damages to which Brookfield and its Affiliates are entitled under the Tax Indemnity shall be solely recoverable by an offset against distributions otherwise payable to OCGH pursuant to this Agreement and the operating agreements of the Other OpCos. For all purposes of this Agreement, OCGH shall be treated as having received a distribution in an amount equal to such recoverable damages. The “Applicable Percentage” shall be equal to the difference between (a) OCGH’s economic percentage interest in the Oaktree Operating Group immediately prior to the closing of the merger of Berlin Merger Sub, LLC, a wholly-owned subsidiary of Brookfield, with and into BOH (the “Merger”) and (b) OCGH’s economic percentage interest in the Oaktree Operating Group immediately after the closing of the Merger (after giving effect to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”)). The Tax Indemnity shall survive until 60 calendar days after the expiration of the applicable statute of limitations.

SECTION 4.05    Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.
SECTION 4.06    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner (a) if such distribution would violate Section 17-607 of the Act or other applicable Law or (b) if, after giving effect to such distribution, such Partner’s Capital Account would be negative.
SECTION 4.07    Oaktree Equity Plan; Class P Units. OEP is an entity through which certain employees of Oaktree Operating Group Members or their respective subsidiaries participate in certain equity interests and profits interests of the Oaktree Operating Group. In connection therewith, as of April 22, 2022, (x) OEP owned (i) 384,242 Common Units acquired from OCGH, and (ii) 3,457,947 Class P Common Units and (y) the Brookfield LP owned (among other Units) 3,457,947 Class P Preferred Units. The number of Units held by OEP and the Brookfield LP is expected to change as OEP-Owned Units are acquired pursuant to the OEP Exchange Agreement. The number of Class P Common Units outstanding on any date shall always equal the number of Class P Preferred Units outstanding on such date.
(a)    The Class P Common Units represent a profits interest in the Partnership, and distributions in respect of the Class P Common Units will be subordinated to a priority payment (the “Applicable Charge”), calculated quarterly as of the end of each fiscal quarter. The Applicable Charge shall be calculated separately with respect to each Class P Common Unit and shall equal the product of (i) 1%, multiplied by (ii) the Base Value of such Class P Common Unit. The Applicable Charge of each Class P Common Unit will be paid to the holders of Class P Preferred Units from the following sources in the following order: (i) first, Available Cash that would otherwise be distributable (other than under Section 4.01(b)) or payable to OEP in respect of such Class P Common Unit and (ii) second, Available Cash that would otherwise be distributable (including under Section 4.01(b)) or payable to OEP in respect of its Common Units. If the Applicable Charge with respect to a fiscal quarter remains unsatisfied (i.e., the amount of distributions from the Partnership to the Class P Preferred Units in respect of the Applicable Charge in a fiscal quarter is less than the amount of the Applicable Charge for such fiscal quarter), then such shortfall shall be added to the Applicable Charge in the following fiscal quarter. The Applicable Charge is intended to be treated as a preferred allocation of net income for U.S. federal income tax purposes.
(b)    In the event that the distributions to the Class P Preferred Units with respect to a fiscal quarter are less than the amount of the Applicable Charge for such fiscal quarter, then the amounts otherwise distributable or payable to OEP (other than tax distributions) from the Other OpCos shall be distributed to the Brookfield LP in order to satisfy the Applicable Charge or the Other OpCo Applicable Charges. In addition, in the event of a shortfall in payment with respect to an Other OpCo Applicable Charge in a fiscal quarter, amounts otherwise distributable (other than under Section 4.01(b)) or payable to OEP from the Partnership with respect to such fiscal quarter shall instead be paid to the Brookfield LP up to an amount equal to the shortfall of such Other OpCo Applicable Charge. For the avoidance of doubt, the Brookfield LP shall not, with respect to its Class P Preferred Units and comparable preferred units of the other OpCos, be entitled to receive distributions and payments with respect to a fiscal quarter in an amount greater than the sum of the Applicable Charge and the Other OpCo Applicable Charges for such fiscal quarter.
(c)    For the avoidance of doubt, (i) the Class P Common Units shall be entitled to participate in distributions in a manner described in Section 4.01(a), net of the Applicable Charge described in Section 4.07(a), and (ii) the Class P Preferred Units shall be entitled to receive the Applicable Charge described in Section 4.07(a), but shall not be entitled to participate in any other distributions from the Partnership.
(d)    In the event that OEP Units are exchanged by the Brookfield LP or an Affiliate thereof in accordance with the terms of the OEP Exchange Agreement, then a corresponding number of OEP-Owned Units (90% of which shall be Class P Common Units and 10% of which shall be Common Units) shall through a number of steps become owned by the Brookfield LP. In connection therewith, (i) the Class P Common Units owned by the Brookfield LP shall each be immediately converted to a Common Unit and (ii) an equal number of Class P Preferred Units held by the Brookfield LP shall be immediately cancelled. In addition and for the avoidance of doubt, if any amount of the Applicable Charge is withheld from proceeds pursuant to an exchange transaction relating to the OEP-Owned Units in accordance with the terms of the OEP Exchange Agreement, the Applicable Charge shall reduce exchange proceeds on a Unit-by-Unit basis. Further, any exchange of OEP-Owned Units by the Brookfield LP shall be made in multiples of ten (10) OEP-Owned Units.
(e)    Notwithstanding anything to the contrary herein, OEP shall not, without the consent of the Brookfield LP, hold more than 9.9% of the Units issued and outstanding.
(f)    Set forth on Exhibit C hereto are illustrative examples of distributions in respect of the Class P Common Units and in respect of the Applicable Charge to the Class P Preferred Units described in this Section 4.07.
ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
SECTION 5.01    Initial Capital Contributions. The Partners have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Units as specified in the books and records of the Partnership.
SECTION 5.02    No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or be permitted to make additional capital contributions to the Partnership without the consent of all Partners.

SECTION 5.03    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
SECTION 5.04    Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.
SECTION 5.05    Special Allocations. Notwithstanding any other provision in this Article V:
(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.
(d)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.
(e)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(f)    Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.
(g)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

SECTION 5.06    Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (as determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method (as such term is defined in Treas. Reg. section 1.704-3(b)(1)) for all Section 704(c) and “reverse Section 704(c)” allocations. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.
SECTION 5.07    Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance.
SECTION 5.08    Tax Matters.
(a)    The “partnership representative” of the Partnership, within the meaning of Section 6223 of the Code (the “Partnership Representative”) shall represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Partnership funds for professional services and costs associated therewith. The Partnership Representative shall oversee the Partnership tax affairs in the overall best interests of the Partnership. The General Partner is hereby designated as the initial Partnership Representative; provided that the General Partner may designate another Partner (with such Partner’s consent) to be the Partnership Representative.
(b)    At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP. The Partnership shall file as a partnership for federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state or local tax matters of the Partnership, shall be made by the Partnership Representative in consultation (as and to the extent necessary) with the Partnership’s attorneys or accountants; provided that the

Partnership Representative shall, to the maximum extent permitted by Law, make a “push-out” election under Section 6226 of the Code (and any similar or comparable provisions of state or local Law) with respect to any tax actions, examinations or proceedings relating to the Partnership (a “Partnership Tax Audit”) and take all actions necessary or appropriate to give effect to such an election and each Partner agrees to (i) fully cooperate with the Partnership and the Partnership Representative in connection with such election and (ii) pay all liabilities attributable to such Partner as the result of such election. The Partnership Representative shall keep the other Partners reasonably informed as to any Partnership Tax Audit and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners (or the direct or indirect owners of the Partners) to prepare and file their own tax returns.
SECTION 5.09    Other Allocation Provisions.
(a)    Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 5.03, 5.04 and 5.05 may be amended at any time by the General Partner if necessary, in the opinion of an independent tax counsel chosen by mutual agreement of the Brookfield Member and OCGH, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Partners.
(b)    No income of the Partnership for a Fiscal Year will be allocated for U.S. federal income tax purposes (i) to any Notes Issuer in excess of the sum of the Periodic Yield and Miscellaneous Amounts distributed to such Notes Issuer in such year pursuant to Section 4.02(b) or (ii) in respect of any Class P Preferred Unit in excess of the Applicable Charge amounts actually paid on such Unit in such year.
(c)    The debts, liabilities and obligations of the Partnership will be allocated, to the extent permitted under Section 752 of the Code, in a manner that minimizes the gain recognized by any Partner under Section 731 of the Code, as reasonably agreed by OCGH and the Brookfield Member.
SECTION 5.10    Adjustment to Membership Interests. If the Total Percentage Interests of the holders of the Brookfield-Owned Units or OCGH-Owned Units changes during a Fiscal Year for any reason (including as part of an Exchange Transaction), the allocations of taxable income or loss to each Partner shall be adjusted as necessary to reflect the varying interests of the members during such year as of the date of such change using an interim closing of the books method under Section 706 of the Code and the Treasury Regulations promulgated thereunder or any other method mutually agreed by OCGH and the Brookfield Member.

ARTICLE VI

BOOKS AND RECORDS; REPORTS
SECTION 6.01    Books and Records.
(a)    At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.
(b)    Each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
(i)    a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed;
(ii)    promptly after their becoming available, copies of the Partnership’s federal, state and local income tax returns and reports (other than Schedules K-1), if any, for each year;
(iii)    true and full information regarding the status of the Partnership’s business and financial condition of the Partnership;
(iv)    a current list of the name and last known business, residence or mailing address of each Limited Partner; and
(v)    other information regarding the affairs of the Partnership as is reasonable.
(c)    The Partnership shall use its commercially reasonable efforts to mail or make available to each Limited Partner, as of a date selected by the General Partner, within 60 days after the close of each Fiscal Year, an annual report containing the consolidated financial statements of the Oaktree Operating Group for such Fiscal Year, prepared in accordance with GAAP (except for any requirement for the consolidation of investment funds or collateralized loan obligation vehicles advised or managed by the Oaktree Operating Group and other entities that may be required by FASB ASC 810-20 or similar and subsequent authoritative accounting pronouncements), including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a registered public accounting firm selected by the General Partner, and such other financial information as the General Partner deems appropriate.
(d)    The Partnership shall use its commercially reasonable efforts to mail or make available to each Limited Partner, as of a date selected by the General Partner, within 45 days after the close of each fiscal quarter except the last fiscal quarter of each Fiscal Year, a report containing unaudited consolidated financial statements of the Oaktree Operating Group and such other information as may be required by applicable Law, or as the General Partner determines to be necessary or appropriate.
(e)    In addition, the Partnership shall use its commercially reasonable efforts to make available to the Brookfield Member such additional information, including in draft form, at such times as the Brookfield Member may reasonably request from time to time in connection with any public reporting or regulatory requirements to which it is subject from time to time, and which information the Brookfield Member will keep confidential in accordance with applicable privacy laws.
ARTICLE VII

PARTNERSHIP UNITS
SECTION 7.01    Units. As of the Effective Date, interests in the Partnership shall be represented by separate Classes of Units as follows: (i) Common Units, (ii) 7,200,000 Series A Preferred Mirror Units (the “Series A Preferred Mirror Units”) established pursuant to that certain Unit Designation, dated May 17, 2018, (iii) 9,400,000 Series B Preferred Mirror Units (the “Series B Preferred Mirror Units”) established pursuant to that certain Unit Designation, dated August 9, 2018, (iv) Class P Common Units held by OEP in accordance with Section 4.07 and (v) Class P Preferred Units held by the Brookfield LP in accordance with Section 4.07. The Partners agree that the Class P Common Units constitute “profits interests” within the meaning of IRS Revenue Procedure 93-27, and this Agreement shall be interpreted accordingly. The General Partner may, with the prior written consent of all Partners (other than Partners holding OCGH-Owned Units after OCGH no longer has Consent Rights, in each case, with respect to such Units), establish, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner, including (a) the right to share in Profits and Losses or items thereof; (b) the right to share in Partnership distributions; (c) the rights upon dissolution and liquidation of the Partnership; (d) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Units (including sinking fund provisions); (e) whether such Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (f) the terms and conditions upon which each Unit will be issued, evidenced by certificates and assigned or transferred; (g) the method for determining the Total Percentage Interest as to such Units; and (h) the right, if any, of the holder of each such Unit to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include all Classes that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement (including, for the avoidance of doubt, as set forth in Section 4.02 and 4.07).

SECTION 7.02    Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.
SECTION 7.03    Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided in Sections 4.02 or 11.13, by the Act or other applicable Law.
SECTION 7.04    Ownership of Units. Except as otherwise determined by the General Partner with the consent of all Partners, and subject to the arrangements set forth in Section 4.02:
(a)    the sole Units directly or indirectly owned by OCGH (collectively, the “OCGH-Owned Units”) from and after the Effective Date will be (i) the Common Units owned by OCGH at the Effective Date and (ii) additional Common Units issued after the Effective Date in connection with the issuance of OCGH Units permitted under Section 4.2(a) of the limited partnership agreement of OCGH (“Permitted OCGH Issuances”) in accordance with the terms thereof;
(b)    the sole Units directly or indirectly owned by Brookfield or any of its Affiliates (collectively, the “Brookfield-Owned Units”) from and after the Effective Date will be (i) the Common Units directly or indirectly acquired from OCGH or in accordance with Section 4.02(a)(iii) from time to time after the Effective Date, (ii) the Common Units owned by Brookfield and its Affiliates at the Effective Date, (iii) the Class P Preferred Units owned by Brookfield and its Affiliates at the Effective Date and (iv) any Units that become owned by Brookfield and its Affiliates in accordance with Section 4.07(d);
(c)    the sole Units directly or indirectly owned by OEP (collectively, the “OEP-Owned Units”) from and after the Effective Date will be (i) the Common Units owned by OEP at the Effective Date and (ii) the Class P Common Units owned by OEP at the Effective Date;
(d)    no new Units will be issued from and after the Effective Date except in connection with (i) Permitted OCGH Issuances, (ii) the arrangements set forth in Section 4.02(a)(iii) and (iii) the conversion of Class P Common Units and Class P Preferred Units into Common Units in accordance with Section 4.07(d);
(e)    no Person (other than (i) Brookfield and its Affiliates or their respective transferees in accordance with Section 8.03, (ii) OCGH and (iii) OEP) will own any Units except for Special Distribution Rights owned by the ExchangeCo Note Issuers in connection with the arrangements set forth in Section 4.02(a)(iii); and

(f)    no Units will be redeemed, cancelled or converted, except (i) in the event of any cancellation of any unvested OCGH Unit due to the forfeiture thereof, the underlying Units for such OCGH Unit will be similarly cancelled, (ii) as provided in Sections 4.02(a)(iii) and 4.07(d).
ARTICLE VIII

VESTED UNITS; CANCELLATION OF UNITS; ADMISSION OF
ADDITIONAL PARTNERS; TRANSFER RESTRICTIONS
SECTION 8.01    Vested Units. All Units outstanding as of the date hereof are fully vested.
SECTION 8.02    Cancellation of Units.
(a)    Any Unit underlying an unvested OCGH Unit shall be immediately cancelled without any consideration, and the applicable Limited Partner shall cease to own or have any rights with respect to such cancelled Unit, upon any forfeiture of the corresponding OCGH Unit.
(b)    Class P Common Units and Class P Preferred Units shall be cancelled or converted in accordance with Section 4.07(d).
(c)    Upon the cancellation or conversion of any Units in accordance with this Section 8.02, the General Partner shall modify the books and records of the Partnership to reflect such cancellation or conversion.
SECTION 8.03    Limited Partnership Transfers. No Limited Partner or Assignee thereof may Transfer (other than as part of an Exchange Transaction) all or any portion of its Units (or beneficial interest therein) without the prior consent of all Partners, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that any Partner may require) as are determined by each Partner, in each case in its sole discretion; provided that notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent or delay the Transfer of any Brookfield-Owned Units to (a) an Affiliate of Brookfield or (b) any other Person at any time when BOH, Atlas or one or more other Affiliates of Brookfield Beneficially Owns, in the aggregate, at least 80% of the Reference Number of Units. The determination of any Partner not to grant consent to any Transfer need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.
SECTION 8.04    [Reserved]
SECTION 8.05    Further Restrictions. Notwithstanding any contrary provision in this Agreement, but subject to the proviso in the first sentence of Section 8.03, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(a)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(b)    such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable United States federal or state securities laws (including the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;
(c)    such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;
(d)    to the extent requested by the General Partner, the Partnership does not receive such legal and tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion; or
(e)    such Transfer would cause the Partnership to become a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.
SECTION 8.06    Assignees. Subject to Section 8.05, the transferee of any permitted Transfer pursuant to this Article VIII (an “Assignee”) will be admitted as a Limited Partner, shall be recorded as such in the Partnership’s books and records, and shall be entitled to exchange all rights and powers attendant to, and shall be subject to all obligations in respect of, the applicable Units, in each case as provided herein.
SECTION 8.07    Admissions, Withdrawals and Removals.
(a)    From and after the Effective Date, subject to the terms of the OCH Operating Agreement, OCH shall have the right to (i) admit any Person as an additional General Partner or substitute General Partner, which, in all circumstances, shall be a wholly owned subsidiary of OCH and (ii) remove any Person serving as the General Partner from its position as General Partner; provided that no such removal shall be effective unless another General Partner has been admitted hereunder (and not have previously been removed or withdrawn). A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner has been admitted hereunder (and not have previously been removed or withdrawn). Except as otherwise set forth in this Section 8.07(a), no General Partner shall withdraw from, be removed from or be admitted to the Partnership.

(b)    No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.09.
(c)    Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by Law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.
SECTION 8.08    [Reserved]
SECTION 8.09    Withdrawal and Removal of Limited Partners. If a Limited Partner ceases to hold any Units, then such Limited Partner shall withdraw from the Partnership and shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner.
ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION
SECTION 9.01    No Dissolution. Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or the withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.
SECTION 9.02    Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):
(a)    any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;
(b)    the written consent of all Partners;
(c)    any other event not inconsistent with any provision hereof causing a dissolution of the Partnership under the Act; or
(d)    (i) the Incapacity or removal of the General Partner, (ii) the occurrence of a Disabling Event with respect to the General Partner or (iii) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that the General Partner (A) is permanently incapable of performing its part of this Agreement, (B) has been guilty of conduct that is calculated to affect prejudicially the carrying on of the business of the Partnership, (C) willfully or persistently commits a breach of this Agreement or (D) conducts itself in a manner relating to the Partnership or its business such that it is not reasonably practicable for the other Partners to carry on the business of the

Partnership with the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(d) if: (x) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership or (y) all Partners consent to or ratify in writing the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 90 days following the occurrence of any such event.
SECTION 9.03    Distribution upon Dissolution.
(a)    Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:
(i)    first, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and their Affiliates to the extent otherwise permitted by Law and including any Group Expenses (as defined in the Cash Distribution Policy)), including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and
(ii)    the balance, if any, to the Partners in accordance with the priorities set forth in Article IV; provided, that the first distributions that would otherwise be distributed under this Section 9.03(a)(ii) to OEP in respect of the OEP-Owned Units shall instead be distributed pro rata in respect of the Class P Preferred Units until the aggregate amount of distributions to the Class P Preferred Units under this proviso equals the Class P Preferred Units Liquidation Amount.  The “Class P Preferred Units Liquidation Amount” shall be an amount equal to the sum of the Base Values of all of the Class P Common Units, less any Class P Preferred Units Liquidation Amounts distributed by the Other OpCos on the corresponding Class P Preferred Units issued by the other OpCos under the corresponding proviso in the limited partnership agreements of the Other OpCos. In the event that the liquidating distributions to the Class P Preferred Units are less than the Class P Preferred Units Liquidation Amount, then the liquidating distributions otherwise distributable or payable to OEP (other than tax distributions) from the Other OpCos shall be distributed to the Brookfield LP in order to satisfy the amount of the shortfall in the Class P Preferred Units Liquidation Amount and the Other OpCo Class P Preferred Units Liquidation Amount. In addition, in the event of a shortfall in payment with respect to an Other OpCo Class P Preferred Units Liquidation Amount, liquidating distributions otherwise distributable (other than under Section 4.01(b)) or payable to OEP from the Partnership shall instead be paid to the Brookfield LP up to an amount equal to the shortfall of such Other OpCo Class P Preferred Units Liquidation Amount. For the avoidance of doubt, the Brookfield LP shall not, with respect to its Class P Preferred Units and comparable preferred units of the other OpCos, be entitled to receive liquidating distributions in an amount greater than the sum of the Class P Preferred Units Liquidation Amount and the Other OpCo Class P Preferred Units Liquidation Amounts.
SECTION 9.04    Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
SECTION 9.05    Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.
SECTION 9.06    Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.
SECTION 9.07    Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.01 and Section 11.10 shall survive the termination of the Partnership.
ARTICLE X

EXCULPATION, INDEMNIFICATION, ADVANCES AND INSURANCE
SECTION 10.01    Exculpation, Indemnification, Advances and Insurance. Subject to other applicable provisions of Section 4.04, to the fullest extent permitted by applicable Law:

(a)    none of the Partners or their respective Affiliates shall have any liability to the Partnership, any Subsidiary of the Partnership, any other Partner or any holder of an equity interest in any Subsidiary of the Partnership, for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made;
(b)    an Officer of the Partnership shall have liability to the Partnership, any Subsidiary of the Partnership, any Partner or any holder of an equity interest in any Subsidiary of the Partnership, for any act or omission, including any mistake of fact or error in judgment, taken, suffered, or made only if such act or omission constitutes a breach of the duties of such Officer imposed pursuant to Section 3.04(f) and such breach is the result of (i) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable Law (including any federal or state securities Law), in each case, that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (ii) fraud;
(c)    all other Indemnified Persons shall have liability to the Partnership, any Subsidiary of the Partnership, any Partner or any holder of an equity interest in any Subsidiary of the Partnership, for any act or omission arising from (i) the performance of such Indemnified Person’s duties and obligations in connection with the Partnership, any Subsidiary of the Partnership, or pursuant to this Agreement or (ii) or in connection with any investment made or held by the Partnership or any Subsidiary of the Partnership, including with respect to any act or omission made while serving at the request of the Partnership as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan, including any mistake of fact or error in judgment, taken, suffered or made only if such act or omission constitutes a breach of the duties of such Indemnified Person and such breach is the result of (A) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable Law (including any federal or state securities Law), in each case, that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (B) fraud; and
(d)    an OCGH/OEP Indemnitee shall have liability to the Partnership, any Subsidiary of the Partnership, any Partner (other than OCGH and OEP) or any holder of an equity interest in any Subsidiary of the Partnership (other than OCGH and OEP), for any act or omission taken on behalf of the Partnership, any Subsidiary of the Partnership, OCH, BOH, any Oaktree Operating Group Member, or any Subsidiary of any Oaktree Operating Group Member only if such act or omission is the result of (i) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable Law (including any federal or state securities Law), in each case, that had, or could reasonably be expected to have, a material and adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (ii) fraud.
The foregoing provisions of this Section 10.01 are intended and shall be interpreted as only limiting the liability of an Indemnified Person and not as in any way expanding such Person’s liability. For the avoidance of doubt, nothing contained in this Section 10.01 is intended to create any fiduciary duties for any Person.

(e)    The following Persons shall be indemnified by the Partnership, to the fullest extent permitted by Law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Partnership and counsel fees and disbursements) arising from (i) with respect to the Indemnified Persons: (x) the performance of any of their respective duties or obligations in connection with their respective service to the Partnership, to any Subsidiary of the Partnership or pursuant to this Agreement, or (y) or in connection with any investment made or held by the Partnership or any of its Subsidiaries, or (ii) with respect to the OCGH/OEP Indemnitees: (x) authorized actions taken at the request and on the behalf of the Oaktree Business, or, provided that such OCGH/OEP Indemnitee was acting in good faith within the scope of such OCGH/OEP Indemnitee’s authority at the relevant time, actions for the benefit of the Oaktree Business (as opposed to internal matters between or among OCGH/OEP Indemnitees that are unrelated to the operations of the Oaktree Business) or (y) being a named defendant in an action (1) against OCH, BOH, any Oaktree Operating Group Member, or any Subsidiary of any Oaktree Operating Group Member, or (2) primarily related to the operations of the Oaktree Business, if, in the case of each of clauses (1) and (2), the applicable OCGH/OEP Indemnitee has been, in the determination of the Brookfield Member and the Oaktree Member (as defined in the OCH Operating Agreement), acting reasonably, wrongly named in such action, and including, in all such cases described in this Section 10.01(e), in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding, whether by or in the right of the Partnership, to which any such Indemnified Person or OCGH/OEP Indemnitee may hereafter be made party by reason of being or having been an Indemnified Person or OCGH/OEP Indemnitee, except:
(i)    with respect to any Partner or Officer, to the extent that it shall have been determined in a final non-appealable judgment by a court or arbitral panel of competent jurisdiction that such expenses and liabilities arose primarily from acts or omissions, including any mistake of fact or error in judgment, taken, suffered or made, that constituted a breach of the duties of such Partner or Officer imposed pursuant to Section 3.04(f) and such breach was the result of (A) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable Law (including any federal or state securities Law), in each case, that resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (B) fraud;
(ii)    with respect to all Indemnified Persons (other than the Officers or the Partners and their respective Affiliates), to the extent that it shall have been determined in a final non-appealable judgment by a court or arbitral panel of competent jurisdiction that such expenses and liabilities arose primarily from acts or omissions, including any mistake of fact or error in judgment, taken, suffered or made, that constituted a breach of the duties of such Indemnified Person and such breach was the result of (A) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable Law (including any federal or state securities Law), in each case, that resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (B) fraud; and
(iii)    with respect to the OCGH/OEP Indemnitees, to the extent that it shall have been determined in a final non-appealable judgment by a court or arbitral panel of competent jurisdiction that such expenses and liabilities arose primarily from acts or omissions taken on behalf of the Partnership or any Subsidiary of the Partnership and such act or omission is the result of (A) willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable Law (including any federal or state securities Law), in each case, that has had, or could reasonably be expected to have, a material and adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (B) fraud.
Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person, pursuant to a loan, guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the Partnership or any Subsidiary is hereby authorized and empowered to enter into one or more indemnity agreements consistent with the provisions of this Section 10.01 in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 10.01 that the Partnership indemnify each Indemnified Person or OCGH/OEP Indemnitee, as applicable, to the fullest extent permitted by Law except as specifically provided in this Section 10.01.
(f)    The termination of any action, suit or proceeding relating to or involving an Indemnified Person or OCGH/OEP Indemnitee by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person or OCGH/OEP Indemnitee breached any duty or committed (i) willful malfeasance, gross negligence, a felony or a material violation of applicable Law (including any federal or state securities Law) that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of the Partnership or any of its Subsidiaries or (ii) fraud.
(g)    The provisions of this Agreement, to the extent they limit or eliminate the duties and liabilities of an Indemnified Person or OCGH/OEP Indemnitee otherwise existing at law or in equity, including Sections 3.04(f) and Section 3.04(g), are agreed by each Partner to modify such duties and liabilities of such Indemnified Person or OCGH/OEP Indemnitee to the extent permitted by Law.
(h)    Any indemnification under this Section 10.01 (unless ordered by a court or arbitral panel of competent jurisdiction) shall be made by the Partnership unless the Partners determine in the specific case that indemnification of the Indemnified Person or OCGH/OEP Indemnitee is not proper in the circumstances because such Person has not met the applicable standard of conduct set forth in Section 10.01(e). Such determination shall be made by a majority vote of the Partners who are not parties to the applicable suit, action or proceeding. To the extent, however, that an Indemnified Person or OCGH/OEP Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person or OCGH/OEP Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person or OCGH/OEP Indemnitee in connection therewith, notwithstanding an earlier determination by the Partners that the Indemnified Person or OCGH/OEP Indemnitee had not met the applicable standard of conduct set forth in Section 10.01(e).
(i)    Notwithstanding any contrary determination in the specific case under Section 10.01(h), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 10.01(e). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person or OCGH/OEP Indemnitee is proper in the circumstances because such Indemnified Person or OCGH/OEP Indemnitee has met the applicable standard of conduct set forth in Section 10.01(e). Neither a contrary determination in the specific case under Section 10.01(h) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person or OCGH/OEP Indemnitee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 10.01(i) shall be given to the Partnership promptly upon the filing of such application. If successful, in whole or in part, the Indemnified Person or OCGH/OEP Indemnitee seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
(j)    To the fullest extent permitted by Law, expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person or OCGH/OEP Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person or OCGH/OEP Indemnitee to repay such amount if it shall ultimately be determined that such Indemnified Person or OCGH/OEP Indemnitee is not entitled to be indemnified by the Partnership as authorized in this Section 10.01.
(k)    The indemnification and advancement of expenses provided by or granted pursuant to this Section 10.01 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement or any other agreement, vote of Partners or otherwise, and shall continue as to an Indemnified Person or OCGH/OEP Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person or OCGH/OEP Indemnitee unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person or OCGH/OEP Indemnitee is indemnified. The provisions of this Section 10.01 shall not be deemed to preclude the indemnification of any Person who is not specified in Section 10.01(e) but whom the Partnership has the power or obligation to indemnify under the provisions of the Act.

(l)    The Partnership may, but shall not be obligated to, purchase and maintain insurance on behalf of any Indemnified Person or OCGH/OEP Indemnitee against any liability asserted against such Indemnified Person or OCGH/OEP Indemnitee and incurred by such Indemnified Person in any capacity in which such Indemnified Person or OCGH/OEP Indemnitee is entitled to indemnification hereunder, or arising out of such Indemnified Person’s or OCGH/OEP Indemnitee’s status as such, whether or not the Partnership would have the power or the obligation to indemnify such Indemnified Person or OCGH/OEP Indemnitee against such liability under the provisions of this Section 10.01.
(m)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.01 shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of any Person entitled to indemnification under this Section 10.01.
(n)    The Partnership may, to the extent authorized from time to time by the Partners, provide rights to indemnification and to the advancement of expenses to employees and agents of the Partnership and to the employees and agents of the Partnership similar to those conferred in this Section 10.01 to Indemnified Persons.
(o)    If this Section 10.01 or any portion of this Section 10.01 shall be invalidated on any ground by a court or arbitral panel of competent jurisdiction, the Partnership shall nevertheless indemnify each Indemnified Person or OCGH/OEP Indemnitee, as applicable, as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Partnership, to the full extent permitted by any applicable portion of this Section 10.01 that shall not have been invalidated.
(p)    Each Indemnified Person may, in the performance of such Indemnified Person’s duties, consult with legal counsel and accountants, and any act or omission by such Indemnified Person on behalf of the Partnership, any Subsidiary of the Partnership or any investment held by the Partnership or any Subsidiary of the Partnership in furtherance of the interests of the Partnership, any Subsidiary of the Partnership or any investment held by the Partnership or any Subsidiary of the Partnership in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Indemnified Person will be fully protected for such acts and omissions, provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Partnership or such Subsidiary.
(q)    An Indemnified Person or OCGH/OEP Indemnitee shall not be denied indemnification in whole or in part under this Section 10.01 because the Indemnified Person or OCGH/OEP Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(r)    Any liabilities which an Indemnified Person or OCGH/OEP Indemnitee incurs as a result of authorized acts taken on behalf of the Partnership (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the U.S. Internal Revenue Service, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 10.01, to the maximum extent permitted by Law.
(s)    The General Partner shall, in the performance of its duties, be fully protected in relying in good faith upon the records of the Partnership and on such information, opinions, reports or statements presented to the Partnership by any of the Officers or employees of the Partnership, or by any other Person as to matters the General Partner reasonably believes are within such Person’s professional or expert competence.
(t)    Any amendment, modification or repeal of this Section 10.01 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Indemnified Person or OCGH/OEP Indemnitee under this Section 10.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an Indemnified Person or OCGH/OEP Indemnitee hereunder prior to such amendment, modification or repeal.
(u)    Notwithstanding anything to the contrary contained in this Section 10.01, to the maximum extent permitted by Law, to the extent that an Indemnified Person or OCGH/OEP Indemnitee is entitled to be indemnified by, or receive advancement of expenses from, the Partnership hereunder, (i) the Partnership and the Other OpCo Members shall be the indemnitors of first resort (i.e., their obligations to such Indemnified Person are primary and any obligations of any Partner or pursuant to any other agreement, as applicable (in such capacity, the “Indemnitor Member”), to provide indemnification or advancement for the same loss or damage incurred by such Indemnified Person or OCGH/OEP Indemnitee are secondary); (ii) if an Indemnitor Member pays or causes to be paid, for any reason, any amounts that should or could have been paid by the Partnership, then (A) such Indemnitor Member shall be fully subrogated to all rights of the relevant Indemnified Person or OCGH/OEP Indemnitee with respect to such payment and (B) each relevant Indemnified Person or OCGH/OEP Indemnitee shall assign to the Indemnitor Members all of such Indemnified Person’s or OCGH/OEP Indemnitee’s rights to advancement or indemnification with respect to such payment from or with respect to the Partnership; (iii) the Partnership hereby waives any and all rights of subrogation with respect to payments of indemnification or advancement of expenses against the Indemnitor Members or any insurer thereof; and (iv) the obligations of the Partnership pursuant to the terms hereof are secondary relative to any corresponding obligations of any investment vehicles, Investment Funds or Portfolio Companies. In addition, in the event that a Person could be either an Indemnified Person or an OCGH/OEP Indemnitee in the case of a matter for which indemnification or liability may be sought under this Section 10.01, then in each such case, such Person shall be considered to be an Indemnified Person hereunder for such matter.
(v)    Prior to making any payment to an OCGH/OEP Indemnitee pursuant to this Section 10.01, notice of such payment, along with reasonably supporting details regarding the nature of the obligation giving rise to such payment, as well as the underlying claim, shall be given to the Board of Directors.
The provisions of this Section 10.01 shall survive the termination of this Agreement with respect to the acts and omissions of an Indemnified Person or OCGH/OEP Indemnitee occurring prior to such termination.
ARTICLE XI

MISCELLANEOUS
SECTION 11.01    Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):
(a)    If to the Partnership, to:
Oaktree Capital I, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Fax: (213) 830-8574
Electronic Mail: rting@oaktreecapital.com
(b)    If to OCGH, to:
c/o Oaktree Capital I GP, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Fax: (213) 830-8574
Electronic Mail: rting@oaktreecapital.com
(c)    If to OEP, to:
c/o Oaktree Capital Management GP LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Attention: General Counsel
Fax: (213) 830-8574
Electronic Mail: rting@oaktreecapital.com
(d)    If to the General Partner, to:
Oaktree Capital I GP, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Fax: (213) 830-8574
Electronic Mail: rting@oaktreecapital.com
and
Brookfield Corporation
181 Bay Street
Toronto, Ontario
M5J 2V1
Attention: Kathy Sarpash (Managing Director, Legal & Regulatory)
Email: BAM.Legal@brookfield.com
(e)    If to any Brookfield LP:
c/o Brookfield Corporation
181 Bay Street
Toronto, Ontario
M5J 2V1
Attention: Kathy Sarpash (Managing Director, Legal & Regulatory)
Email: BAM.Legal@brookfield.com
SECTION 11.02    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
SECTION 11.03    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. The Indemnified Persons and OCGH/OEP Indemnitees and their respective heirs, executors, administrators and successors shall be entitled to receive the benefits of this Agreement.
SECTION 11.04    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 11.05    Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” and “Sections” shall refer to corresponding provisions of this Agreement. The use of the word “including” (or derivations thereof) herein shall mean “including, without limitation.”
SECTION 11.06    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
SECTION 11.07    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
SECTION 11.08    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit pursuant to Section 8.06, without execution hereof.
SECTION 11.09    Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
SECTION 11.10    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.
SECTION 11.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners (but, in all events, only after satisfying the requisite vote or consent, including any Consent Rights pursuant to the BOH Operating Agreement) and each Partner shall be bound by the results of such action.
SECTION 11.12    Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of an Officer is expressly permitted by this Agreement.
SECTION 11.13    Arbitration of Disputes. Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (a) the Partnership, (b) any Limited Partner’s rights and obligations hereunder, (c) the validity or scope of any provision of this Agreement, (d) whether a particular dispute, claim or controversy is subject to arbitration under this Section 11.13 and (e) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9

U.S.C. § 1 et seq. A party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in Section 11.01. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration shall cooperate with JAMS and with each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. Each party to the arbitration shall pay those costs, if any, of arbitration that it must pay to cause this Section 11.13 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.
The arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
The provisions of this Section 11.13 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses incurred in enforcing this Section 11.13, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 11.13 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
The details of any arbitration pursuant to this Section 11.13, including the existence and outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 11.13 and who are obligated to keep such information confidential to the same extent as such party. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (a) promptly notify the other party to the arbitration and (b) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
For the avoidance of doubt, (a) any arbitration pursuant to this Section 11.13 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (b) any arbitration pursuant to this Section 11.13 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between parties to this Agreement that do not arise out of or relate to this Agreement.
SECTION 11.14    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.
SECTION 11.15    Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.
SECTION 11.16    Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
SECTION 11.17    Amendments and Waivers
(a)    This Agreement (including Exhibit A) may be amended, supplemented, waived or modified by the written consent of all Partners and the Brookfield Member; provided that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (ii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iii) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (iv) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
(c)    The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.
(d)    Except as may be otherwise required by law in connection with the winding-up, liquidation or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.
SECTION 11.18    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.01 hereof). Notwithstanding the foregoing, (a) each of OCGH and Brookfield shall be a third-party beneficiary of this Agreement with the right to enforce this Agreement as if it were a direct party hereto, (b) each Note Issuer shall be a third-party beneficiary of Section 4.02 relating to the Special Distribution Right with the right to enforce Section 4.02 as if such Note Issuer were a direct party thereto and (c) OCH shall be a third-party beneficiary of Section 8.07 with the right to enforce Section 8.07 as it were a direct party thereto.
SECTION 11.19    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
SECTION 11.20    Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that it is the intent of the parties hereto that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 11.21    Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.
SECTION 11.22    Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

WITHDRAWING GENERAL PARTNER:

BROOKFIELD OCM HOLDINGS II, LLC

By: /s/ Jeffrey Joseph
Name:  Jeffrey Joseph
Title:   Authorized Signatory

By: /s/ Lenard Gorokhov
Name:  Lenard Gorokhov
Title:   Authorized Signatory

[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

Accepted and agreed:

SUBSTITUTE GENERAL PARTNER:

OAKTREE CAPITAL I GP, LLC

By: /s/ Jeffrey Joseph
Name:  Jeffrey Joseph
Title:   Managing Director

By: /s/ Lenard Gorokhov
Name:  Lenard Gorokhov
Title:   Assistant Vice President

[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

LIMITED PARTNERS:

BROOKFIELD OCM HOLDINGS II, LLC

By: /s/ Jeffrey Jospeh
Name:  Jeffrey Joseph
Title:   Authorized Signatory

By: /s/ Lenard Gorokhov
Name:  Lenard Gorokhov
Title:   Authorized Signatory

[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

OAKTREE CAPITAL GROUP HOLDINGS, L.P.
By: Oaktree Capital Group Holdings GP, LLC,
    its general partner

By: /s/ Jeffrey Joseph
Name:  Jeffrey Joseph
Title:   Managing Director

By: /s/ Lenard Gorokhov
Name:  Lenard Gorokhov
Title:   Assistant Vice President

[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

OAKTREE EQUITY PLAN, L.P.
By: Oaktree Capital Group Holdings GP, LLC,
    its general partner

By: /s/ Jeffrey Joseph
Name:  Jeffrey Joseph
Title:   Managing Director

By: /s/ Lenard Gorokhov
Name:  Lenard Gorokhov
Title:  Assistant Vice President
[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

BOH:

Solely to confirm its approval of and consent to the replacement of the General Partner in accordance with Section 8.07(a) of the Fifth Amended Agreement.

BROOKFIELD OAKTREE HOLDINGS, LLC

By: /s/ Jeffrey Joseph
Name:  Jeffrey Joseph
Title:   Authorized Signatory

By: /s/ Lenard Gorokhov
Name:  Lenard Gorokhov
Title:   Authorized Signatory

[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

BROOKFIELD MEMBER:

Solely with respect to the provisions of this Agreement applicable to the Brookfield Member:

BROOKFIELD CORPORATE TREASURY LTD.

By: /s/ Patrick Taylor
Name:  Patrick Taylor
Title:  President

[Signature page to Sixth Amended and Restated Limited Partnership Agreement of Oaktree Capital I, L.P.]

Exhibit A
Overriding Principles
This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit B
Illustrative Examples – ExchangeCo Notes Distributions
This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C
Illustrative Examples – Class P Common Units and Class P Preferred Units Distributions
This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit D
Unit Designation With Respect To The Series A Preferred Mirror Units

OAKTREE CAPITAL I, L.P.
UNIT DESIGNATION WITH RESPECT TO THE
SERIES A PREFERRED MIRROR UNITS
This Unit Designation (as it may be amended, supplemented or restated from time to time, this “Unit Designation”), dated as of May 17, 2018, is made by Oaktree Capital I, L.P. (the “Partnership”). Capitalized terms used but not defined in this Unit Designation shall have the meanings ascribed to such terms in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 17, 2018 (as it may be amended, supplemented or restated from time to time, the “Partnership Agreement”).
WHEREAS, pursuant to Section 7.01 of the Partnership Agreement, OCM Holdings I, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), has the authority to establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner;
WHEREAS, pursuant to Section 11.12 of the Partnership Agreement the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect among other things, any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; and
WHEREAS, pursuant to the aforementioned sections of the Partnership Agreement, the General Partner determined it advisable and in the best interest of the Partnership and its Limited Partners to designate the Series A Preferred Mirror Units as a new class of Preferred Units and the terms of the Series A Preferred Mirror Units, as set forth in this Unit Designation, have been duly approved in accordance with the Partnership Agreement;
NOW, THEREFORE, the General Partner hereby approves and authorizes this Unit Designation on the terms and conditions set forth herein.
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Unit Designation. Capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.
“2011 Incentive Plan” means the 2011 Oaktree Capital Group, LLC Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, and any successor or similar plan.
“Business Day” means any day that is not a Saturday, Sunday or other day in which banking institutions in New York City are authorized or required by law to close.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Change of Control Event” has the meaning set forth in the OCG Series A Preferred Unit Designation.

“Dissolution Event” means an event giving rise to the dissolution of the Partnership in accordance with Section 9.02 of the Partnership Agreement.
“Dissolution Exception” has the meaning set forth in Section 2.8 of this Unit Designation.
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing with respect to the Series A Preferred Mirror Units, on September 15, 2018.
“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period with respect to the Series A Preferred Mirror Units shall commence on and includes May 17, 2018.
“Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series A Mirror Holders of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Total Percentage Interest with respect to such holder’s Series A Preferred Mirror Units.
“Indemnified Person” means any Person who is entitled to indemnification by the Partnership pursuant to Section 10.02 of the Partnership Agreement.
“Junior Units” means Common Units and any other equity securities that the Partnership may issue after May 17, 2018 ranking, as to payment of distributions, junior to the Series A Preferred Mirror Units.
“Oaktree I Permitted Distribution” means each of the following: (A) distributions of tax distribution amounts in accordance with the terms of the Partnership Agreement as in effect on May 17, 2018, (B) the net share settlement of equity-based awards granted under the 2011 Equity Incentive Plan, as amended or restated (or any successor or similar plan) in order to satisfy associated tax obligations (C) exchanges of common units of OCG and/or its subsidiaries in connection with the exchange of units of OCGH for OCG’s common units or units of its subsidiaries under the Exchange Agreement, (D) purchases pursuant to put or call arrangements with current or former Senior Executives, employees or service partners entered into in good faith in connection with the provision of personal services, (E) distributions of incentive compensation to current or former Senior Executives, employees or service partners in respect of their “points” interests in OCG’s subsidiaries, (F) distributions, directly or indirectly, to OCG, its subsidiaries or OCGH to enable OCG, its subsidiaries or OCGH to pay expenses or satisfy other obligations (other than obligations in respect of distributions or purchases of junior securities that would not otherwise be Permitted Distributions), (G) redemptions of common units pursuant to provisions of the OCG Operating Agreement as in effect on May 17, 2018, (H) purchases in connection with the settlement of a bona fide forward purchase or accelerated unit repurchase arrangement with a third party financial institution that is entered into before the start of the applicable Distribution Period, (I) payments made on redemption or conversion of convertible notes or convertible preferred equity or the entry into or settlement of call options, bond hedges and/or warrants to hedge OCG’s exposure in connection with the issuance of the convertible notes or convertible preferred equity, (J) distributions paid in, or exchanges of Junior Units or OCGH units for, Junior Units or options, warrants or rights to subscribe for or purchase Junior Units or distributions or purchases paid, directly or indirectly, with proceeds from the substantially concurrent sale of Junior Units and (K) distributions, directly or indirectly, to OCGH or its successor to enable it to (1) make distributions in respect of any outstanding OCGH equity value units, and (2) purchase any OCGH units into which the equity value units have been recapitalized pursuant to any put right exercised by the holder of such units.
“Oaktree Operating Group” means, for the purpose of this Unit Designation, collectively, (a) as of May 17, 2018, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P. and Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and (b) any other subsidiary of OCG (whether now existing or hereafter formed) that is designated from time to time as part of the Oaktree Operating Group by the board of directors of OCG and that either (i) acts as or Controls the general partners and investment advisers of the investment funds managed by OCG or its subsidiaries or (ii) holds interests in other entities or investments generating income for OCG.

“OCG” means Oaktree Capital Group, LLC, a Delaware limited liability company, or any successor thereto.
“OCG Operating Agreement” means the Fourth Amended and Restated Operating Agreement of OCG, dated May 17, 2018, as it may be amended, supplemented or restated from time to time.

“OCG Series A Preferred Units” means the 6.625% Series A Preferred Units of OCG having the designations, rights, powers and preferences set forth in the OCG Series A Preferred Unit Designation.
“OCG Series A Preferred Unit Designation” means the Series A Preferred Unit designation of OCG, dated May 17, 2018, as it may be amended, supplemented or restated from time to time.
“Parity Units” means any Partnership Units, including Preferred Units, that the Partnership has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event.
“Partnership Agreement” has the meaning set forth in the preamble.
“Permitted Reorganization” means the (i) voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s Subsidiaries or upon any reorganization of the Partnership into another limited partnership pursuant to provisions of this Agreement that allow the Partnership to convert, merge or convey its assets to another entity with or without General Partner approval or (ii) reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series A Mirror Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without General Partner approval.
“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership.
“Rating Agency Event” has the meaning set forth in the OCG Series A Preferred Unit Designation.
“Senior Executive” has the meaning set forth in the OCG Series A Preferred Unit Designation.
“Series A Mirror Distribution Rate” means 6.625%.
“Series A Mirror Holder” means a holder of Series A Preferred Mirror Units.
“Series A Mirror Liquidation Preference” means $25.00 per Series A Preferred Mirror Unit.
“Series A Mirror Liquidation Value” means the sum of the Series A Mirror Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series A Preferred Mirror Units.
“Series A Mirror Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15,
September 15 or December 15 Distribution Payment Date, respectively. These Series A Mirror Record Dates shall apply regardless of whether a particular Series A Mirror Record Date is a Business Day. The Series A Mirror Record Dates shall constitute Record Dates with respect to the Series A Preferred Mirror Units for the purpose of distributions on the Series A Preferred Mirror Units.
“Series A Preferred Mirror Unit” means a Preferred Unit designated as a 6.625% Series A Preferred Mirror Unit having the designations, rights, powers and preferences set forth in this Unit Designation.
“Series A Tax Event” has the meaning set forth in the Series A Preferred Unit Designation.
“Substantially All Merger” means a merger or consolidation of the Partnership with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.
“Unit Designation” has the meaning set forth in the preamble.

ARTICLE II
TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES A
PREFERRED MIRROR UNITS
Section 2.1 Designation. The Series A Preferred Mirror Units are hereby designated and created as a series of Preferred Units. Each Series A Preferred Mirror Unit shall be identical in all respects to every other Series A Preferred Mirror Unit. There is authorized for issuance an unlimited number of Series A Preferred Mirror Units. As of any date of determination, the Total Percentage Interest as to any Series A Mirror Holder in its capacity as such with respect to Series A Preferred Mirror Units shall be 0% as such term applies to all Limited Partners; provided, however, that when such term is used to only apply to Series A Mirror Holders, “Total Percentage Interest” shall mean, with respect to any holder of Series A Preferred Mirror Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series A Preferred Mirror Units held by such holder on such date relative to the aggregate number of Series A Preferred Mirror Units Outstanding as of such date. The Capital Account balance of a Limited Partner with respect to each Series A Preferred Mirror Unit held by such Limited Partner shall equal the Liquidation Preference per Series A Preferred Mirror Unit as of the date such Series A Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 2.6. The General Partner may cause the Partnership to, from time to time, without notice to or consent of the Series A Mirror Holders or holders of other Parity Units, issue additional Series A Preferred Mirror Units.
Section 2.2 Distributions.
(a)    The Series A Mirror Holders shall be entitled to receive with respect to each Series A Preferred Mirror Unit owned by such holder, when, as and if declared by the General Partner, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the General Partner has declared a distribution, if any, in an amount equal to the product of (i) 25% and (ii) the rate per annum equal to the Series A Mirror Distribution Rate (subject to Section 2.5 of this Unit Designation) and (iii) the Series A Mirror Liquidation Preference. Such distributions shall be non-cumulative. Distributions payable on the Series A Preferred Mirror Units for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable by the relevant Distribution Payment Date to Series A Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on a Series A Mirror Record Date, provided that if the Series A Mirror Record Date is not a Business Day, the declared distributions will be payable by the relevant Distribution Payment Date to Series A Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on the Business Day immediately preceding such Series A Mirror Record Date.
(b)    So long as any Series A Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on (i) the Series A Preferred Mirror Units or (ii) the OCG Series A Preferred Units, then, in each case for such then-current Distribution Period only, the Partnership may not repurchase its Common Units or any Junior Units and may not declare or pay or set apart payment for distributions on its Junior Units, other than, in each case, any Oaktree I Permitted Distribution, or repurchases or distributions the proceeds of which are used, directly or indirectly, to effect any Oaktree I Permitted Distribution.
(c)    The General Partner may, in its sole discretion, choose to pay distributions on the Series A Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d)    When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series A Preferred Mirror Units or any Parity Units, all distributions declared upon the Series A Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series A Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.

(e)    No distributions may be declared or paid or set apart for payment on any Series A Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units, subject to any applicable terms of such outstanding Units.
(f)    Series A Mirror Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Unit Designation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.
(g)    The Partnership and Limited Partners intend that no portion of the distributions paid to the Series A Mirror Holders pursuant to this Section 2.2 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and the Partnership and Series A Mirror Holders shall not take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 2.3 Rank. The Series A Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:
(a)    junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b)    equally to any Parity Units; and
(c)    senior to any Junior Units.
Section 2.4 Optional Redemption.
(a)    Notwithstanding anything to the contrary contained in this Unit Designation, at any time or from time to time on or after June 15, 2023, subject to any limitations that may be imposed by law, the Partnership may, in its sole discretion, redeem the Series A Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Liquidation Preference per Series A Preferred Mirror Unit plus an amount equal to declared and unpaid distributions, if any, from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.
(b)    If OCG redeems the OCG Series A Preferred Units pursuant to (i) a Change of Control Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series A Preferred Mirror Units; (ii) a Series A Tax Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series A Preferred Mirror Units; and (iii) a Rating Agency Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series A Preferred Mirror Units.
(c)    Without limiting clause (b) of this Section 2.4, if the Partnership shall deposit, on or prior to any date fixed for redemption of Series A Preferred Mirror Units, with any bank or trust company as a trust fund, or in an account for the benefit of and/or Controlled by the General Partner or the Partnership, a fund sufficient to redeem the Series A Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company (if applicable) to pay on and after the date fixed for redemption or such earlier date as the General Partner may determine, to the respective Series A Mirror Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series A Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series A Preferred Mirror Units to the holders thereof and from and after the date of such deposit said Series A Preferred Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series A Preferred Mirror Units, and shall have no rights with respect thereto under this Unit Designation, the Partnership Agreement or otherwise, except only the right to receive from said bank or trust company, or such account for the benefit of and/or Controlled by the General Partner or the Partnership, on the redemption date or such earlier date as the Partnership may determine, payment of the redemption price of such Series A Preferred Mirror Units without interest.
(d)    The Series A Mirror Holders shall have no right to require redemption of any Series A Preferred Mirror Units.
Section 2.5. Series A Mirror Distribution Rate. If the distribution rate per annum on the OCG Series A Preferred Units issued by OCG shall increase pursuant to Section 2.5 of the OCG Series A Preferred Unit Designation, then the Series A Mirror Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article 2 of the OCG Series A Preferred Unit Designation.
Section 2.6 Allocations. Before giving effect to the allocations set forth in Article V of the Partnership Agreement, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series A Preferred Mirror Units in accordance with each holder’s Total Percentage Interest with respect to their Series A Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series A Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series A Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series A Mirror Holders pursuant to this Section 2.6 in all prior Fiscal Years. To the extent there is insufficient Gross Ordinary Income for a fiscal year to allocate to the Series A Mirror Holders pursuant to the prior sentence and to the holders of any other Parity Units, Gross Ordinary Income shall be allocated to the Series A Mirror Holders and holders of Parity Units for such fiscal year on a pro rata basis based on the amount of distributions paid in respect of the Series A Preferred Mirror Units and such Parity Units, respectively in such fiscal year.
Section 2.7 Voting.
Notwithstanding any provision in the Partnership Agreement or the Act to the contrary, and except as set forth in this Section 2.7, the Series A Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Mirror Holders shall not be required for the taking of any Partnership action or inaction.
Section 2.8 Liquidation Rights.
(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series A Preferred Mirror Units in accordance with Section 9.03 of the Partnership Agreement, the Series A Mirror Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to the Limited Partners, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series A Mirror Liquidation Preference and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Mirror Holders pursuant to Section 2.6 of this Unit Designation for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.03 of the Partnership Agreement, pro rata based on the full respective distributable amounts to which each Series A Mirror Holder is entitled pursuant to this Section 2.8(a).
(b)    Upon a Dissolution Event, after each Series A Mirror Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Mirror Holders pursuant to Section 2.6 for the taxable year in which the Dissolution Event occurs), such Series A Mirror Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.
(c)    If the assets of the Partnership available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series A Mirror Holders and the holders of all other outstanding Parity Units, if any, such assets shall be distributed to the Series A Mirror Holders and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Limited Partner is entitled pursuant to this Section 2.8.

(d)    Nothing in this Section 2.8 shall be understood to entitle the Series A Mirror Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units have been paid all amounts to which such classes or series of Units are entitled.
(e)    For the purposes of this Section 2.8, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Oaktree Operating Group is the surviving Person or the Person formed by such transaction and has expressly assumed all of the obligations under the Series A Preferred Mirror Units, (ii) the sale or disposition of the Partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of the Partnership should the Partnership not constitute a “significant subsidiary” of OCG under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the OCG Series A Preferred Units have been fully redeemed pursuant to the terms of the OCG Operating Agreement or if proper notice of redemption of the OCG Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series A Preferred Units called for redemption have been set aside for payment pursuant to the terms of the OCG Operating Agreement, (v) transactions where the assets of the Partnership, in connection with its liquidation, dissolution or winding-up, are immediately contributed to another member of the Oaktree Operating Group that expressly assumes all the obligations under the Series A Preferred Mirror Units, and (vi) with respect to the Partnership, a Permitted Transfer or a Permitted Reorganization (any of (i) through (vi), a “Dissolution Exception”).
(f)    In the event that the Partnership liquidates, dissolves or winds up, including a Dissolution Event, the Partnership shall not declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding Series A Preferred Mirror Units shall have been repaid via redemption or otherwise. Notwithstanding the foregoing, no such limitation shall apply to or upon (i) a Dissolution Exception or (ii) an event where the OCG Series A Preferred Units have been fully redeemed pursuant to the terms of the OCG LLC Agreement or if proper notice of redemption of the OCG Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series A Preferred Units called for redemption have been set aside by or on behalf of OCG for payment pursuant to the terms of the OCG Operating Agreement.
Section 2.9 No Duties to Series A Mirror Holders. Notwithstanding anything to the contrary in the Partnership Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnified Person shall have any duties or liabilities to the Series A Mirror Holders.
Section 2.10 Amendments and Waivers. Notwithstanding the provisions of Section 11.12 of the Partnership Agreement, the provisions of this Article 2 may be amended, supplemented, waived or modified by the action of the General Partner without the consent of any other Limited Partner.

ARTICLE III
MISCELLANEOUS
Section 3.1 Conflicts. To the extent that any provision of this Unit Designation conflicts or is inconsistent with the Partnership Agreement, the terms of this Unit Designation shall control.
Section 3.2 Governing Law. This Unit Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.
Section 3.3 Severability. If any provision of this Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Unit Designation to be duly executed and delivered, all as of the date first set forth above.

OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

Exhibit E
Unit Designation With Respect To The Series B Preferred Mirror Units

OAKTREE CAPITAL I, L.P.
UNIT DESIGNATION WITH RESPECT TO THE
SERIES B PREFERRED MIRROR UNITS
This Unit Designation (as it may be amended, supplemented or restated from time to time, this “Unit Designation”), dated as of August 9, 2018, is made by Oaktree Capital I, L.P. (the “Partnership”). Capitalized terms used but not defined in this Unit Designation shall have the meanings ascribed to such terms in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 17, 2018, as amended by the Unit Designation with respect to the Series A Preferred Mirror Units, dated as of May 17, 2018 (and as it may be further amended, supplemented or restated from time to time, the “Partnership Agreement”).
WHEREAS, pursuant to Section 7.01 of the Partnership Agreement, OCM Holdings I, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), has the authority to establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner;
WHEREAS, pursuant to Section 11.12 of the Partnership Agreement the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect among other things, any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; and
WHEREAS, pursuant to the aforementioned sections of the Partnership Agreement, the General Partner determined it advisable and in the best interest of the Partnership and its Limited Partners to designate the Series B Preferred Mirror Units as a new class of Preferred Units and the terms of the Series B Preferred Mirror Units, as set forth in this Unit Designation, have been duly approved in accordance with the Partnership Agreement;
NOW, THEREFORE, the General Partner hereby approves and authorizes this Unit Designation on the terms and conditions set forth herein.
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Unit Designation. Capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.
“2011 Incentive Plan” means the 2011 Oaktree Capital Group, LLC Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, and any successor or similar plan.
“Business Day” means any day that is not a Saturday, Sunday or other day in which banking institutions in New York City are authorized or required by law to close.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Change of Control Event” has the meaning set forth in the OCG Series B Preferred Unit Designation.

“Dissolution Event” means an event giving rise to the dissolution of the Partnership in accordance with Section 9.02 of the Partnership Agreement.
“Dissolution Exception” has the meaning set forth in Section 2.8 of this Unit Designation.
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing with respect to the Series B Preferred Mirror Units, on December 15, 2018.
“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period with respect to the Series B Preferred Mirror Units shall commence on and includes August 9, 2018.
“Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series B Mirror Holders of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Total Percentage Interest with respect to such holder’s Series B Preferred Mirror Units.
“Indemnified Person” means any Person who is entitled to indemnification by the Partnership pursuant to Section 10.02 of the Partnership Agreement.
“Junior Units” means Common Units and any other equity securities that the Partnership may issue after August 9, 2018 ranking, as to payment of distributions, junior to the Series B Preferred Mirror Units.
“Oaktree I Permitted Distribution” means each of the following: (A) distributions of Tax Distribution amounts in accordance with the terms of the Partnership Agreement as in effect on August 9, 2018, (B) the net unit settlement of equity-based awards granted under the 2011 Equity Incentive Plan in order to satisfy associated tax obligations (C) exchanges of common units of OCG and/or its subsidiaries in connection with the exchange of units of OCGH for OCG’s common units or units of its subsidiaries under the Exchange Agreement, (D) purchases pursuant to put or call arrangements with current or former Senior Executives, employees or service partners entered into in good faith in connection with the provision of personal services, (E) distributions of incentive compensation to current or former Senior Executives, employees or service partners in respect of their “points” interests in OCG’s subsidiaries, (F) distributions, directly or indirectly, to OCG, its subsidiaries or OCGH to enable OCG, its subsidiaries or OCGH to pay expenses or satisfy other obligations (other than obligations in respect of distributions or purchases of junior securities that would not otherwise be Permitted Distributions), (G) redemptions of common units pursuant to provisions of the OCG Operating Agreement as in effect on August 9, 2018, (H) purchases in connection with the settlement of a bona fide forward purchase or accelerated unit repurchase arrangement with a third party financial institution that is entered into before the start of the applicable Distribution Period, (I) payments made on redemption or conversion of convertible notes or convertible preferred equity or the entry into or settlement of call options, bond hedges and/or warrants to hedge OCG’s exposure in connection with the issuance of the convertible notes or convertible preferred equity, (J) distributions paid in, or exchanges of Junior Units or OCGH units for, Junior Units or options, warrants or rights to subscribe for or purchase Junior Units or distributions or purchases paid, directly or indirectly, with proceeds from the substantially concurrent sale of Junior Units and (K)
distributions, directly or indirectly, to OCGH or its successor to enable it to (1) make distributions in respect of any outstanding OCGH equity value units, and (2) purchase any OCGH units into which the equity value units have been recapitalized pursuant to any put right exercised by the holder of such units.
“Oaktree Operating Group” means, for the purpose of this Unit Designation, collectively, (a) as of August 9, 2018, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P. and Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and (b) any other subsidiary of OCG (whether now existing or hereafter formed) that is designated from time to time as part of the Oaktree Operating Group by the board of directors of OCG and that either (i) acts as or Controls the general partners and investment advisers of the investment funds managed by OCG or its subsidiaries or (ii) holds interests in other entities or investments generating income for OCG.
“OCG” means Oaktree Capital Group, LLC, a Delaware limited liability company, or any successor thereto.
“OCG Operating Agreement” means the Fourth Amended and Restated Operating Agreement of OCG, dated May 17, 2018, as it may be amended, supplemented or restated from time to time.

“OCG Series B Preferred Units” means the 6.550% Series B Preferred Units of OCG having the designations, rights, powers and preferences set forth in the OCG Series B Preferred Unit Designation.
“OCG Series B Preferred Unit Designation” means the Series B Preferred Unit designation of OCG, dated August 9, 2018, as it may be amended, supplemented or restated from time to time.
“Parity Units” means any Partnership Units, including Preferred Units, that the Partnership has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event. As of August 9, 2018, there were 7,200,000 Series A Preferred Mirror Units Outstanding and the Series A Preferred Mirror Units were the only Outstanding Units of the Partnership that were Parity Units as of such date.
“Partnership Agreement” has the meaning set forth in the preamble.
“Permitted Reorganization” means the (i) voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s Subsidiaries or upon any reorganization of the Partnership into another limited partnership pursuant to provisions of this Agreement that allow the Partnership to convert, merge or convey its assets to another entity with or without General Partner approval or (ii) reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series B Mirror Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without General Partner approval.
“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership.
“Rating Agency Event” has the meaning set forth in the OCG Series B Preferred Unit Designation.
“Senior Executive” has the meaning set forth in the OCG Series B Preferred Unit Designation.
“Series B Mirror Distribution Rate” means 6.550%.
“Series B Mirror Holder” means a holder of Series B Preferred Mirror Units.
“Series B Mirror Liquidation Preference” means $25.00 per Series B Preferred Mirror Unit.
“Series B Mirror Liquidation Value” means the sum of the Series B Mirror Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series B Preferred Mirror Units.
“Series B Mirror Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15,
September 15 or December 15 Distribution Payment Date, respectively. These Series B Mirror Record Dates shall apply regardless of whether a particular Series B Mirror Record Date is a Business Day. The Series B Mirror Record Dates shall constitute Record Dates with respect to the Series B Preferred Mirror Units for the purpose of distributions on the Series B Preferred Mirror Units.
“Series B Preferred Mirror Unit” means a Preferred Unit designated as a 6.550% Series B Preferred Mirror Unit having the designations, rights, powers and preferences set forth in this Unit Designation.
“Series B Tax Event” has the meaning set forth in the Series B Preferred Unit Designation.
“Substantially All Merger” means a merger or consolidation of the Partnership with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.
“Unit Designation” has the meaning set forth in the preamble.

ARTICLE II
TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B
PREFERRED MIRROR UNITS
Section 2.1 Designation. The Series B Preferred Mirror Units are hereby designated and created as a series of Preferred Units. Each Series B Preferred Mirror Unit shall be identical in all respects to every other Series B Preferred Mirror Unit. There is authorized for issuance an unlimited number of Series B Preferred Mirror Units. As of any date of determination, the Total Percentage Interest as to any Series B Mirror Holder in its capacity as such with respect to Series B Preferred Mirror Units shall be 0% as such term applies to all Partners; provided, however, that when such term is used to only apply to Series B Mirror Holders, “Total Percentage Interest” shall mean, with respect to any holder of Series B Preferred Mirror Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series B Preferred Mirror Units held by such holder on such date relative to the aggregate number of Series B Preferred Mirror Units Outstanding as of such date. The Capital Account balance of a Limited Partner with respect to each Series B Preferred Mirror Unit held by such Limited Partner shall equal the Liquidation Preference per Series B Preferred Mirror Unit as of the date such Series B Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 2.6. The General Partner may cause the Partnership to, from time to time, without notice to or consent of the Series B Mirror Holders or holders of other Parity Units, issue additional Series B Preferred Mirror Units.
Section 2.2 Distributions.
(a)    The Series B Mirror Holders shall be entitled to receive with respect to each Series B Preferred Mirror Unit owned by such holder, when, as and if declared by the General Partner, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the General Partner has declared a distribution, if any, in an amount equal to the product of (i) 25% and (ii) the rate per annum equal to the Series B Mirror Distribution Rate (subject to Section 2.5 of this Unit Designation) and (iii) the Series B Mirror Liquidation Preference. Such distributions shall be non-cumulative. Distributions payable on the Series B Preferred Mirror Units for the Distribution Period commencing on August 9, 2018 for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable by the relevant Distribution Payment Date to Series B Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on a Series B Mirror Record Date, provided that if the Series B Mirror Record Date is not a Business Day, the declared distributions will be payable by the relevant Distribution Payment Date to Series B Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on the Business Day immediately preceding such Series B Mirror Record Date.
(b)    So long as any Series B Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on (i) the Series B Preferred Mirror Units or (ii) the OCG Series B Preferred Units, then, in each case for such then-current Distribution Period only, the Partnership may not repurchase its Common Units or any Junior Units and may not declare or pay or set apart payment for distributions on its Junior Units, other than, in each case, any Oaktree I Permitted Distribution, or repurchases or distributions the proceeds of which are used, directly or indirectly, to effect any Oaktree I Permitted Distribution.
(c)    The General Partner may, in its sole discretion, choose to pay distributions on the Series B Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d)    When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series B Preferred Mirror Units or any Parity Units, all distributions declared upon the Series B Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series B Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment

Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.
(e)    No distributions may be declared or paid or set apart for payment on any Series B Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units, subject to any applicable terms of such outstanding Units.
(f)    Series B Mirror Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Unit Designation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.
(g)    The Partnership and Limited Partners intend that no portion of the distributions paid to the Series B Mirror Holders pursuant to this Section 2.2 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and the Partnership and Series B Mirror Holders shall not take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 2.3 Rank. The Series B Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:
(a)    junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b)    equally to any Parity Units; and
(c)    senior to any Junior Units.
Section 2.4 Optional Redemption.
(a)    Notwithstanding anything to the contrary contained in this Unit Designation, at any time or from time to time on or after September 15, 2023, subject to any limitations that may be imposed by law, the Partnership may, in its sole discretion, redeem the Series B Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Liquidation Preference per Series B Preferred Mirror Unit plus an amount equal to declared and unpaid distributions, if any, from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.
(b)    If OCG redeems the OCG Series B Preferred Units pursuant to (i) a Change of Control Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series B Preferred Mirror Units; (ii) a Series B Tax Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series B Preferred Mirror Units; and (iii) a Rating Agency Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series B Preferred Mirror Units.
(c)    Without limiting clause (b) of this Section 2.4, if the Partnership shall deposit, on or prior to any date fixed for redemption of Series B Preferred Mirror Units, with any bank or trust company as a trust fund, or in an account for the benefit of and/or Controlled by the General Partner or the Partnership, a fund sufficient to redeem the Series B Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company (if applicable) to pay on and after the date fixed for redemption or such earlier date as the General Partner may determine, to the respective Series B Mirror Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series B Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series B Preferred Mirror Units to the holders thereof and from and after the date of such deposit said Series B Preferred

Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series B Preferred Mirror Units, and shall have no rights with respect thereto under this Unit Designation, the Partnership Agreement or otherwise, except only the right to receive from said bank or trust company, or such account for the benefit of and/or Controlled by the General Partner or the Partnership, on the redemption date or such earlier date as the Partnership may determine, payment of the redemption price of such Series B Preferred Mirror Units without interest.
(d)    The Series B Mirror Holders shall have no right to require redemption of any Series B Preferred Mirror Units.
Section 2.5. Series B Mirror Distribution Rate. If the distribution rate per annum on the OCG Series B Preferred Units issued by OCG shall increase pursuant to Section 2.5 of the OCG Series B Preferred Unit Designation, then the Series B Mirror Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article 2 of the OCG Series B Preferred Unit Designation.
Section 2.6 Allocations. Before giving effect to the allocations set forth in Article V of the Partnership Agreement, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series B Preferred Mirror Units in accordance with each holder’s Total Percentage Interest with respect to their Series B Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series B Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series B Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series B Mirror Holders pursuant to this Section 2.6 in all prior Fiscal Years. To the extent there is insufficient Gross Ordinary Income for a fiscal year to allocate to the Series B Mirror Holders pursuant to the prior sentence and to the holders of any other Parity Units, Gross Ordinary Income shall be allocated to the Series B Mirror Holders and holders of Parity Units for such fiscal year on a pro rata basis based on the amount of distributions paid in respect of the Series B Preferred Mirror Units and such Parity Units, respectively in such fiscal year.
Section 2.7 Voting.
Notwithstanding any provision in the Partnership Agreement or the Act to the contrary, and except as set forth in this Section 2.7, the Series B Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Mirror Holders shall not be required for the taking of any Partnership action or inaction.
Section 2.8 Liquidation Rights.
(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Preferred Mirror Units in accordance with Section 9.03 of the Partnership Agreement, the Series B Mirror Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to the Limited Partners, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series B Mirror Liquidation Preference and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Mirror Holders pursuant to Section 2.6 of this Unit Designation for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.03 of the Partnership Agreement, pro rata based on the full respective distributable amounts to which each Series B Mirror Holder is entitled pursuant to this Section 2.8(a).
(b)    Upon a Dissolution Event, after each Series B Mirror Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Mirror Holders pursuant to Section 2.6 for the taxable year in which the Dissolution Event occurs), such Series B Mirror Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.
(c)    If the assets of the Partnership available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series B Mirror Holders and the holders of all other outstanding Parity Units, if any, such assets shall be distributed to the Series B Mirror Holders and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Limited Partner is entitled pursuant to this Section 2.8.
(d)    Nothing in this Section 2.8 shall be understood to entitle the Series B Mirror Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units have been paid all amounts to which such classes or series of Units are entitled.
(e)    For the purposes of this Section 2.8, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Oaktree Operating Group is the surviving Person or the Person formed by such transaction and has expressly assumed all of the obligations under the Series B Preferred Mirror Units, (ii) the sale or disposition of the Partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of the Partnership should the Partnership not constitute a “significant subsidiary” of OCG under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the OCG Series B Preferred Units have been fully redeemed pursuant to the terms of the OCG Operating Agreement or if proper notice of redemption of the OCG Series B Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series B Preferred Units called for redemption have been set aside for payment pursuant to the terms of the OCG Operating Agreement, (v)
transactions where the assets of the Partnership, in connection with its liquidation, dissolution or winding-up, are immediately contributed to another member of the Oaktree Operating Group that expressly assumes all the obligations under the Series B Preferred Mirror Units, and (vi) with respect to the Partnership, a Permitted Transfer or a Permitted Reorganization (any of (i) through (vi), a “Dissolution Exception”).
(f)    In the event that the Partnership liquidates, dissolves or winds up, including a Dissolution Event, the Partnership shall not declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding Series B Preferred Mirror Units shall have been repaid via redemption or otherwise. Notwithstanding the foregoing, no such limitation shall apply to or upon (i) a Dissolution Exception or (ii) an event where the OCG Series B Preferred Units have been fully redeemed pursuant to the terms of the OCG LLC Agreement or if proper notice of redemption of the OCG Series B Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series B Preferred Units called for redemption have been set aside by or on behalf of OCG for payment pursuant to the terms of the OCG Operating Agreement.
Section 2.9 No Duties to Series B Mirror Holders. Notwithstanding anything to the contrary in the Partnership Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnified Person shall have any duties or liabilities to the Series B Mirror Holders.
Section 2.10 Amendments and Waivers. Notwithstanding the provisions of Section 11.12 of the Partnership Agreement, the provisions of this Article 2 may be amended, supplemented, waived or modified by the action of the General Partner without the consent of any other Limited Partner.

ARTICLE III
MISCELLANEOUS
Section 3.1 Conflicts. To the extent that any provision of this Unit Designation conflicts or is inconsistent with the Partnership Agreement, the terms of this Unit Designation shall control.
Section 3.2 Governing Law. This Unit Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.
Section 3.3 Severability. If any provision of this Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
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IN WITNESS WHEREOF, the parties have caused this Unit Designation to be duly executed and delivered, all as of the date first set forth above.

OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel